                             AGREEMENT AND PLAN OF MERGER



                                    by and between



                                CNB BANCSHARES, INC.,
                               an Indiana corporation,



                                         and



                          PINNACLE FINANCIAL SERVICES, INC.,
                               a Michigan corporation.






                            Dated as of October 14, 1997.

                                  TABLE OF CONTENTS


                                                                          PAGE

ARTICLE ONE   TERMS OF MERGER AND CLOSING. . . . . . . . . . . . . . . .   1
    Section 1.01.  Merger. . . . . . . . . . . . . . . . . . . . . . . .   1
    Section 1.02.  Merging Corporation . . . . . . . . . . . . . . . . .   2
    Section 1.03.  Surviving Corporation . . . . . . . . . . . . . . . .   2
    Section 1.04.  Effect of Merger. . . . . . . . . . . . . . . . . . .   2
    Section 1.05.  Conversion of Pinnacle Common . . . . . . . . . . . .   2
    Section 1.06.  Share Adjustments . . . . . . . . . . . . . . . . . .   3
    Section 1.07.  Closing . . . . . . . . . . . . . . . . . . . . . . .   3
    Section 1.08.  Exchange Procedures; Surrender of Certificates. . . .   3
    Section 1.09.  Closing Date. . . . . . . . . . . . . . . . . . . . .   4
    Section 1.10.  Closing Deliveries. . . . . . . . . . . . . . . . . .   4
    Section 1.11.  Disclosure Schedule; Standard . . . . . . . . . . . .   6

ARTICLE TWO   REPRESENTATIONS AND WARRANTIES OF PINNACLE . . . . . . . .  7
    Section 2.01.  Organization and Capital Stock. . . . . . . . . . . .  7
    Section 2.02.  Authorization; No Defaults. . . . . . . . . . . . . .  8
    Section 2.03.  Subsidiaries. . . . . . . . . . . . . . . . . . . . .  8
    Section 2.04.  Financial Information . . . . . . . . . . . . . . . .  9
    Section 2.05.  Absence of Changes. . . . . . . . . . . . . . . . . . 10
    Section 2.06.  Regulatory Enforcement Matters. . . . . . . . . . . . 10
    Section 2.07.  Tax Matters . . . . . . . . . . . . . . . . . . . . . 10
    Section 2.08.  Litigation. . . . . . . . . . . . . . . . . . . . . . 11
    Section 2.09.  Employment Agreements . . . . . . . . . . . . . . . . 11
    Section 2.10.  Reports . . . . . . . . . . . . . . . . . . . . . . . 11
    Section 2.11.  Employee Matters and ERISA. . . . . . . . . . . . . . 12
    Section 2.12.  Title to Properties; Insurance. . . . . . . . . . . . 13
    Section 2.13.  Environmental Matters . . . . . . . . . . . . . . . . 14
    Section 2.14.  Compliance with Law . . . . . . . . . . . . . . . . . 15
    Section 2.15.  Brokerage . . . . . . . . . . . . . . . . . . . . . . 15
    Section 2.16.  Non-Banking Activities of Pinnacle and Subsidiaries . 15
    Section 2.17.  Trust Administration. . . . . . . . . . . . . . . . . 15
    Section 2.18.  Pooling of Interests; Tax-Free Reorganization . . . . 15
    Section 2.20.  Material Contracts and Agreements . . . . . . . . . . 15
    Section 2.21.  No Undisclosed Liabilities. . . . . . . . . . . . . . 16
    Section 2.22.  Statements True and Correct . . . . . . . . . . . . . 16
    Section 2.23.  State Takeover Laws . . . . . . . . . . . . . . . . . 16
    Section 2.24.  Fair Lending; Community Reinvestment Act. . . . . . . 16

ARTICLE THREE REPRESENTATIONS AND WARRANTIES OF CNB. . . . . . . . . . . 17
    Section 3.01.  Organization and Capital Stock. . . . . . . . . . . . 17
    Section 3.02.  Authorization . . . . . . . . . . . . . . . . . . . . 17
    Section 3.03.  Subsidiaries. . . . . . . . . . . . . . . . . . . . . 17

    Section 3.04.  Financial Information . . . . . . . . . . . . . . . . 18
    Section 3.05.  Absence of Changes. . . . . . . . . . . . . . . . . . 18
    Section 3.06.  Litigation. . . . . . . . . . . . . . . . . . . . . . 18
    Section 3.07.  Reports . . . . . . . . . . . . . . . . . . . . . . . 18
    Section 3.08.  Compliance With Law . . . . . . . . . . . . . . . . . 19
    Section 3.09.  Pooling of Interests; Tax-Free Reorganization . . . . 19
    Section 3.10.  Statements True and Correct . . . . . . . . . . . . . 19
    Section 3.11.  Regulatory Enforcement Matters. . . . . . . . . . . . 19
    Section 3.12.  Tax Matters . . . . . . . . . . . . . . . . . . . . . 19
    Section 3.13.  Brokerage . . . . . . . . . . . . . . . . . . . . . . 19
    Section 3.14.  State Takeover Laws . . . . . . . . . . . . . . . . . 20
    Section 3.15.  No Undisclosed Liabilities. . . . . . . . . . . . . . 20

ARTICLE FOUR  AGREEMENTS OF PINNACLE . . . . . . . . . . . . . . . . . . 20
    Section 4.01.  Business in Ordinary Course . . . . . . . . . . . . . 20
    Section 4.02.  Breaches. . . . . . . . . . . . . . . . . . . . . . . 23
    Section 4.03.  Submission to Shareholders. . . . . . . . . . . . . . 23
    Section 4.04.  Consents to Contracts and Leases. . . . . . . . . . . 23
    Section 4.05.  Consummation of Agreement . . . . . . . . . . . . . . 24
    Section 4.06.  Environmental Reports . . . . . . . . . . . . . . . . 24
    Section 4.07.  Restriction on Resales. . . . . . . . . . . . . . . . 24
    Section 4.08.  Access to Information . . . . . . . . . . . . . . . . 25
    Section 4.09.  Subsidiary Bank Merger. . . . . . . . . . . . . . . . 25
    Section 4.10.  Plan of Merger. . . . . . . . . . . . . . . . . . . . 25
    Section 4.11.  Comfort Letters . . . . . . . . . . . . . . . . . . . 25
    Section 4.12.  Restated Pinnacle Financial Statements. . . . . . . . 25

ARTICLE FIVE AGREEMENTS OF CNB . . . . . . . . . . . . . . . . . . . . . 26
    Section 5.01.  Regulatory Approvals and Registration Statement . . . 26
    Section 5.02.  Breaches. . . . . . . . . . . . . . . . . . . . . . . 27
    Section 5.03.  Consummation of Agreement . . . . . . . . . . . . . . 27
    Section 5.05.  Directors and Officers' Liability Insurance and
         Indemnification . . . . . . . . . . . . . . . . . . . . . . . . 28
    Section 5.06.  Employee Benefits . . . . . . . . . . . . . . . . . . 28
    Section 5.07.  Board Composition . . . . . . . . . . . . . . . . . . 29
    Section 5.08.  Access to Information . . . . . . . . . . . . . . . . 29
    Section 5.09.  Comfort Letters . . . . . . . . . . . . . . . . . . . 30
    Section 5.10.  Restriction on Resales. . . . . . . . . . . . . . . . 30

ARTICLE SIX   CONDITIONS PRECEDENT TO MERGER . . . . . . . . . . . . . . 30
    Section 6.01.  Conditions to CNB's Obligations . . . . . . . . . . . 30
    Section 6.02.  Conditions to Pinnacle's Obligations. . . . . . . . . 32

ARTICLE SEVEN TERMINATION OR ABANDONMENT . . . . . . . . . . . . . . . . 33
    Section 7.01.  Mutual Agreement. . . . . . . . . . . . . . . . . . . 33
    Section 7.02.  Breach of Agreements. . . . . . . . . . . . . . . . . 33
    Section 7.03.  Environmental Reports . . . . . . . . . . . . . . . . 33
    Section 7.04.  Failure of Conditions . . . . . . . . . . . . . . . . 33

    Section 7.05.  Regulatory Approval Denial; Burdensome Condition. . . 33
    Section 7.06.  Shareholder Approval Denial; Withdrawal/Modification of
         Board Recommendation. . . . . . . . . . . . . . . . . . . . . . 34
    Section 7.07.  Regulatory Enforcement Matters. . . . . . . . . . . . 34
    Section 7.08.  Fall-Apart Date . . . . . . . . . . . . . . . . . . . 34
    Section 7.09.  Possible Purchase Price Adjustment. . . . . . . . . . 34

ARTICLE EIGHT GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . 36
    Section 8.01.  Confidential Information. . . . . . . . . . . . . . . 36
    Section 8.02.  Publicity . . . . . . . . . . . . . . . . . . . . . . 36
    Section 8.03.  Return of Documents . . . . . . . . . . . . . . . . . 36
    Section 8.04.  Notices . . . . . . . . . . . . . . . . . . . . . . . 36
    Section 8.05.  Liabilities and Expenses. . . . . . . . . . . . . . . 37
    Section 8.06.  Nonsurvival of Representations, Warranties and
         Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . 38
    Section 8.07.  Entire Agreement. . . . . . . . . . . . . . . . . . . 38
    Section 8.08.  Headings and Captions . . . . . . . . . . . . . . . . 38
    Section 8.09.  Waiver, Amendment or Modification . . . . . . . . . . 38
    Section 8.10.  Rules of Construction . . . . . . . . . . . . . . . . 38
    Section 8.11.  Counterparts. . . . . . . . . . . . . . . . . . . . . 38
    Section 8.12.  Successors and Assigns. . . . . . . . . . . . . . . . 39
    Section 8.13.  Severability. . . . . . . . . . . . . . . . . . . . . 39
    Section 8.14.  Governing Law; Assignment . . . . . . . . . . . . . . 39
    Section 8.15.  Enforcement of Agreement. . . . . . . . . . . . . . . 39
    Section 8.16.  Termination Fee . . . . . . . . . . . . . . . . . . . 39

EXHIBIT 1.01       -         Form of Pinnacle Option Agreement
EXHIBIT 1.10(a)    -         Pinnacle's Legal Opinion Matters
EXHIBIT 1.10(b)    -         CNB's Legal Opinion Matters
EXHIBIT 4.07       -         Form of Affiliate's Letter
EXHIBIT 7.09       -         Index Group

                             AGREEMENT AND PLAN OF MERGER


    This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of October 14, 1997, by and between CNB BANCSHARES, INC., an Indiana corporation ("Pinnacle"), and PINNACLE FINANCIAL SERVICES, INC., a Michigan corporation ("CNB").

                                       RECITALS

A. The Boards of Directors of CNB and Pinnacle have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transaction provided for herein in which Pinnacle shall, subject to the terms and conditions set forth herein, merge with and into CNB (the "Merger").

B. The Boards of Directors of CNB and Pinnacle have each determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and in furtherance of, their respective business strategies and goals.

C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to CNB's willingness to enter into this Agreement, CNB and Pinnacle have executed a Stock Option Agreement (the "Pinnacle Option Agreement"), dated as of the date hereof and in the form attached hereto as
Exhibit 1.01, pursuant to which Pinnacle has granted CNB an option exercisable upon the occurrence of certain events.

D. For federal income tax purposes, it is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, as such, shareholders of Pinnacle will receive certain federal income tax-deferral benefits with respect to shares of CNB received in the Merger. This Agreement shall constitute a "plan of reorganization" for purposes of the Code.

E. For accounting purposes, it is intended that the Merger shall be accounted for under the "pooling of interests" method of accounting.

F. CNB and Pinnacle desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

G. In consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein and in the Pinnacle Option Agreement, CNB and Pinnacle hereby agree as follows:


                                     ARTICLE ONE

                             TERMS OF MERGER AND CLOSING

    SECTION 1.01. MERGER. Pursuant to the terms and provisions set forth herein and the Indiana Business Corporation Law (the "IBCL") and the Michigan Business Corporation Act (the "MBCA"), Pinnacle shall merge with and into CNB.

    SECTION 1.02. MERGING CORPORATION. Pinnacle shall be the merging corporation under the Merger and its corporate identity and existence, separate and apart from CNB, shall cease on consummation of the Merger.

    SECTION 1.03. SURVIVING CORPORATION. CNB shall be the surviving corporation in the Merger. No changes in the Articles of Incorporation of CNB shall be effected by the Merger.

    SECTION 1.04. EFFECT OF MERGER. The Merger shall have all of the effects provided for herein and the IBCL and the MBCA.

    SECTION 1.05.  CONVERSION OF PINNACLE COMMON.

    (a) At the Effective Time (as defined in Section 1.09 hereof), by virtue of the Merger and without any action on the part of CNB, Pinnacle or their respective shareholders, each share of common stock, no par value per share, of Pinnacle (the "Pinnacle Common") issued and outstanding immediately prior to the Effective Time (other than shares of Pinnacle Common held in the treasury of Pinnacle or by any direct or indirect subsidiary of Pinnacle) shall be converted into the right to receive 1.0365 shares (the "Conversion Ratio") of common stock of CNB, stated value $1.00 per share (the "CNB Common"). The Conversion Ratio shall be subject to adjustment as set forth in Sections 1.06 and 7.09 hereof.

    (b) The shares of CNB Common to be issued pursuant to Section 1.05(a), together with any cash payment in lieu of fractional shares, as provided below in this Section 1.05(b), is referred to herein as the "Merger Consideration."
No fractional shares of CNB Common shall be issued and, in lieu thereof, holders of shares of Pinnacle Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of Pinnacle Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of CNB Common as reported in THE WALL STREET JOURNAL (Midwest Edition) on the New York Stock Exchange ("N.Y.S.E.") trading day immediately preceding the date on which the Effective Time occurs.

    (c) At the Effective Time, all of the shares of Pinnacle Common, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Pinnacle Common (the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration upon the surrender of such Certificate or Certificates in accordance with Section 1.08 hereof.

    (d) At the Effective Time, each share of Pinnacle Common, if any, held in the treasury of Pinnacle or by any direct or indirect subsidiary of Pinnacle (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities and shares held by Pinnacle or any of its subsidiaries in respect to a debt previously contracted) immediately prior to the Effective Time shall be canceled.

    (e) Each share of CNB Common outstanding immediately prior to the Effective Time shall remain outstanding unaffected by the Merger.

    SECTION 1.06. SHARE ADJUSTMENTS. If between the date hereof and the Effective Time a share of CNB Common shall be changed into a different number of shares of CNB Common or a different class of shares (a "Share Adjustment") by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of CNB Common into which a share of Pinnacle Common shall be converted pursuant to Section 1.05(a) hereof shall be appropriately and proportionately adjusted so that each shareholder of Pinnacle shall be entitled to receive such number of shares of CNB Common as such shareholder would have received pursuant to such Share Adjustment had the record date therefor been immediately following the Effective Time of the Merger. In the event that the sum of (i) the number of shares of Pinnacle Common presented for exchange pursuant to Section 1.08 hereof or otherwise issued and outstanding at the Effective Time, and (ii) the number of shares of Pinnacle Common issuable upon the exercise of options or warrants (whether pursuant to Pinnacle Stock Options (as defined in Section 5.04 hereof) or otherwise, including to the extent permitted under Section 4.01(b)(i) hereof) as of the Effective Time, shall be greater than the sum of (x) the number of shares of Pinnacle Common represented in Section 2.01(b) hereof as being outstanding as of the date hereof, and (y) the number of shares of Pinnacle Common issuable upon the exercise of Pinnacle Stock Options represented in Section 2.01(b) hereof as being outstanding as of the date hereof or granted after April 30, 1998, in accordance with Section 4.01(b)(i) hereof, then the Conversion Ratio shall be appropriately and proportionately decreased to take into account such additional issued and outstanding, and issuable, shares of Pinnacle Common.

    SECTION 1.07. CLOSING. The closing of the Merger (the "Closing") shall take place at a location mutually agreeable to the parties at 10:00 a.m., Central Time, on the Closing Date described in Section 1.09 hereof.

    SECTION 1.08.  EXCHANGE PROCEDURES; SURRENDER OF CERTIFICATES.

    (a) The Citizens National Bank of Evansville shall act as Exchange Agent in the Merger (the "Exchange Agent").

    (b) As soon as reasonably practicable after the Effective Time, but in no event later than ten (10) business days after the Closing Date, the Exchange Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as CNB may reasonably specify) (each such letter, the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor solely the Merger Consideration, plus dividends paid with respect to the Merger Consideration having a record date after the Effective Time as provided in
Section 1.08(d) hereof. No interest on the Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer taxes or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

    (c) Notwithstanding anything to the contrary contained herein, no Merger Consideration shall be delivered to a person who is an "affiliate" (as such term is used in Section 4.07 hereof) of Pinnacle unless such "affiliate" shall have theretofore executed and delivered to CNB the agreement referred to in
Section 4.07 hereof.

    (d) No dividends that are otherwise payable on shares of CNB Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of CNB Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of CNB Common shall be issued any dividends which shall have become payable with respect to such shares of CNB Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

    (e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by CNB in its sole discretion, the posting by such person of a bond in such amount as CNB may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant hereto.

    (f) At or after the Effective Time there shall be no transfers on the stock transfer books of Pinnacle of any shares of Pinnacle Common. If, after the Effective Time, Certificates are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in, and subject to the provisions of, this Section 1.08.

    SECTION 1.09. CLOSING DATE. At CNB's election, the Closing shall take place on (i) the last business day of, or (ii) the first business day of the month following, or (iii) the last business day of the earliest month which is the second month of a calendar quarter following, in each case, the month during which each of the conditions in Sections 6.01(d) and 6.02(d) hereof is satisfied or waived by the appropriate party or on such other date after such satisfaction or waiver as Pinnacle and CNB may agree (the "Closing Date"). The Merger shall be effective upon the later to occur of filing of Articles of Merger with the Secretary of State of the State of Indiana and the filing of a Certificate of Merger with the Department of Consumer and Industry Services of the State of Michigan (the "Effective Time"), which the parties shall use their best efforts to cause to occur on the Closing Date.

    SECTION 1.10.  CLOSING DELIVERIES.

    (a)  At the Closing, Pinnacle shall deliver to CNB:

         (i) a certified copy of the Articles of Incorporation and Bylaws of Pinnacle and the Subsidiary Bank (as defined in Section 2.04 hereof); and

         (ii) a Certificate signed by an appropriate officer of Pinnacle stating that, to the best knowledge and belief of such officer, (A) each of the representations and warranties contained in Article Two hereof (subject to the standard in Section 1.11 hereof) is true and correct at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Section 6.01(b) hereof have been satisfied or waived as provided therein; and

         (iii) a certified copy of the resolutions of Pinnacle's Board of Directors and shareholders as required for valid approval of the execution of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement; and

         (iv) Certificate of the Department of Consumer and Industry Services of the State of Michigan, dated a recent date, stating that Pinnacle is in good standing; and

         (v) Articles of Merger and Certificate of Merger executed by Pinnacle, reflecting the terms and provisions hereof and in proper form for filing with the Secretary of State of the State of Indiana and the Department of Consumer and Industry Services of the State of Michigan, respectively, in order to cause the Merger to become effective pursuant to the IBCL and the MBCA; and

         (vi) a legal opinion from counsel for Pinnacle, in form reasonably acceptable to CNB's counsel, opining with respect to the matters listed on
    Exhibit 1.10(a) hereto.

    (b)  At the Closing, CNB shall deliver to Pinnacle:

         (i) a Certificate signed by an appropriate officer of CNB stating that, to the best knowledge and belief of such officer, (A) each of the representations and warranties contained in Article Three hereof (subject to the standard in Section 1.11 hereof) is true and correct at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Section 6.02(b) and 6.02(d) hereof (but excluding the approval of Pinnacle's shareholders) have been satisfied or waived as provided therein; and

         (ii) a certified copy of the resolutions of CNB's Board of Directors and shareholders, as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated by this Agreement; and

         (iii) a legal opinion from counsel for CNB, in form reasonable acceptable to Pinnacle's counsel, opining with respect to the matters listed on Exhibit 1.12(b) hereto; and

         (iv) a certified copy of the Articles of Incorporation and Bylaws of CNB; and

         (v) Certificate of the Secretary of State of the State of Indiana, dated a recent date, stating that CNB is in good standing; and

         (vi) Articles of Merger and Certificate of Merger executed by CNB, reflecting the terms and provisions hereof and in proper form for filing with the Secretary of State of the State of Indiana and the Department of Consumer and Industry Services of the State of Michigan, respectively, in order to cause the Merger to become effective pursuant to the IBCL and the MBCA; and

         (vii) Evidence that CNB shall have delivered the Merger Consideration to the Exchange Agent for delivery to the shareholders of Pinnacle as contemplated by Section 1.08 hereof.

    SECTION 1.11.  DISCLOSURE SCHEDULE; STANDARD.

    (a) Pinnacle has delivered to CNB a confidential schedule (the "Disclosure Schedule"), executed by both Pinnacle and CNB concurrently with the delivery and execution hereof, setting forth, among other things, items the disclosure of which shall be necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article Two hereof; PROVIDED, that (a) no such item shall be required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 1.11(b) hereof, and (b) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Pinnacle that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

    (b) No representation or warranty of Pinnacle contained in Article Two hereof or CNB contained in Article Three hereof shall be deemed untrue or incorrect, and Pinnacle and CNB, as the case may be, shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article Two hereof, in the case of Pinnacle, or Article Three hereof, in the case of CNB, has had or is reasonably likely to have a Material Adverse Effect (as defined below in this Section 1.11(b)) on the party making such representation or warranty. As used herein, the term "Material Adverse Effect" means, with respect to Pinnacle or CNB, any effect that (i) is, or is reasonably expected to be, material and adverse to the financial position, results of operations or business of Pinnacle and its subsidiaries taken as a whole, or CNB and its subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Pinnacle or CNB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, and (c) any modifications or changes to valuation or reserve policies and practices in connection with or in anticipation of the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, or restructuring charges taken by Pinnacle in connection with its prior acquisitions of Indiana Financial Corporation ("IFC") and CB Bancorp, Inc. ("CBI"), as included in the financial statements included in Pinnacle's Current Report on Form 8-K/A, dated October 14, 1997, as currently on file with the Securities and Exchange Commission (the "S.E.C.").

    (c) Pinnacle shall be permitted to update and supplement the Disclosure Schedule so as to disclose exceptions to one or more representations or warranties contained in Article Two hereof which shall have arisen between the date hereof and the Closing Date; PROVIDED, HOWEVER, that, anything herein to the contrary notwithstanding, the exceptions and other information set forth on any such updated or supplemented Disclosure Schedule shall not be taken into consideration in determining, for purposes of this Agreement, whether the condition set forth in Section 6.01(a) hereof shall have been satisfied.

                                     ARTICLE TWO

                      REPRESENTATIONS AND WARRANTIES OF PINNACLE

    Subject to Section 1.11 hereof and except as disclosed in a Section of the Disclosure Schedule corresponding to the relevant Section in this Article Two, Pinnacle hereby makes the following representations and warranties:

    SECTION 2.01.  ORGANIZATION AND CAPITAL STOCK.

    (a) Pinnacle is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. Pinnacle is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "B.H.C.A."). True, complete and correct copies of the Articles of Incorporation and Bylaws of Pinnacle, as amended and as in effect on the date of this Agreement, have been previously made available to CNB by Pinnacle.

    (b) The authorized capital stock of Pinnacle consists only of 15,000,000 shares of Pinnacle Common, of which, as of the date hereof, 12,339,408 shares are issued and outstanding. All of the issued and outstanding shares of Pinnacle Common are duly and validly issued and outstanding and are fully paid and non-assessable and free of preemptive rights. None of the outstanding shares of Pinnacle Common has been issued in violation of any preemptive rights of the current or past shareholders of Pinnacle. As of the date hereof, Pinnacle had outstanding employee stock options representing the right to acquire not more than 435,382 shares of Pinnacle Common pursuant to the Stock Option Plans (as defined in Section 5.04 hereof). To the best knowledge of Pinnacle, each Certificate issued by Pinnacle in replacement of any Certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by Pinnacle only upon receipt of an affidavit of lost stock certificate and indemnity agreement of such shareholder indemnifying Pinnacle against any claim that may be made against it on account of the alleged loss, theft or destruction of any such Certificate or the issuance of such replacement Certificate.

    (c) Except as set forth in subsection 2.01(b) above and except for the Pinnacle Option Agreement and as permitted under Section 4.01(b)(i) hereof, (i) there are no shares of capital stock or other equity securities of Pinnacle outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of Pinnacle Common or other capital stock of Pinnacle or contracts, commitments, understandings or arrangements by which Pinnacle is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock, and (ii) there are no outstanding stock appreciation, phantom stock or similar rights.

    (d) The minute books of Pinnacle accurately reflect all corporate actions held or taken by its shareholders and Board of Directors (including committees of the Board of Directors) since January 1, 1992.

    SECTION 2.02. AUTHORIZATION; NO DEFAULTS. Pinnacle's Board of Directors has, by all appropriate action, approved this Agreement, the Pinnacle Option Agreement and the Merger and authorized the execution hereof and thereof on its behalf by its duly authorized officers and the performance by Pinnacle of its obligations hereunder. Pinnacle's Board of Directors has directed that the agreement of merger (within the meaning of the MBCA) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted to the shareholders of Pinnacle for approval at the Pinnacle Shareholders' Meeting (as defined in Section 4.03 hereof), and, except for the adoption and approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Pinnacle Common, no other corporate proceedings on the part of Pinnacle are necessary to approve this Agreement, the Pinnacle Option Agreement and to consummate the transactions contemplated by this Agreement, including the Merger, and by the Pinnacle Option Agreement. Nothing in the Articles of Incorporation or Bylaws of Pinnacle, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which it or any of its subsidiaries are bound or subject would prohibit or inhibit Pinnacle from consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement and the Pinnacle Option Agreement have been duly and validly executed and delivered by Pinnacle and constitute a legal, valid and binding obligation of Pinnacle, enforceable against Pinnacle in accordance with their respective terms. Pinnacle and its subsidiaries are neither in default under nor in violation of any provision of their Articles of Incorporation or Association, as the case may be, Bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, insurance policy, purchase or other commitment or any other agreement or arrangement (however evidenced), whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default or violation. Holders of Pinnacle Common do not have dissenters' rights under the MBCA in connection with the Merger.

    SECTION 2.03. SUBSIDIARIES. Each of Pinnacle's banking subsidiaries and its other direct or indirect subsidiaries (collectively, the "subsidiaries") the name and jurisdiction of incorporation of which is disclosed in Section 2.03 of the Disclosure Schedule, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted. The deposits of each of Pinnacle's subsidiaries that is an insured institution (within the meaning of the Federal Deposit Insurance Act) are insured by the Federal Deposit Insurance Corporation (the "F.D.I.C.") in accordance with the Federal Deposit Insurance Act, as amended, up to applicable limits. The number of issued and outstanding shares of capital stock of each such subsidiary is disclosed in Section 2.03 of the Disclosure Schedule, all of which shares are owned by Pinnacle or Pinnacle's subsidiaries, as the case may be, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever, except for directors' qualifying shares, assessability under 12 U.S.C. Section 55 and comparable state laws, if applicable. There are no options, warrants or rights outstanding to acquire any capital stock of any of Pinnacle's wholly-owned subsidiaries and no person or entity has any other right to purchase or acquire any unissued shares of stock of any of Pinnacle's wholly-owned subsidiaries, nor does any such wholly-owned subsidiary have any obligation of any nature with respect to its unissued shares of stock. Neither Pinnacle nor any of Pinnacle's subsidiaries is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise. The Articles of Incorporation and Bylaws of each subsidiary of Pinnacle, as amended, copies of which have previously been made available to CNB by Pinnacle, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

    SECTION 2.04. FINANCIAL INFORMATION. The (i) audited consolidated balance sheets of Pinnacle and its subsidiaries as of December 31, 1996 and 1995, and related consolidated income statements and statements of changes in shareholders' equity and of cash flows for the three (3) years ended December 31, 1996, together with the notes thereto, included in Pinnacle's Annual Report on Form 10-K for the year ended December 31, 1996, as currently on file with the S.E.C., and the unaudited consolidated balance sheets of Pinnacle and its subsidiaries as of March 31, 1997 and June 30, 1997, and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the three (3) months and six (6) months, respectively, then ended included in Pinnacle's Quarterly Reports on Form 10-Q for the quarters then ended, as currently on file with the S.E.C.,
(ii) the audited consolidated balance sheets of IFC and its subsidiaries as of December 31, 1996 and 1995, and related consolidated income statements and statements of changes in shareholders' equity and of cash flows of IFC and its subsidiaries for the three (3) years ended December 31, 1996, together with the notes thereto, and the unaudited consolidated balance sheets of IFC and its subsidiaries as of June 30, 1997, and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows of IFC and its subsidiaries for the six (6) months then ended each as included in Pinnacle's Current Report on Form 8-K/A dated October 14, 1997, as currently on file with the S.E.C., (iii) the audited consolidated balance sheets of CBI and its subsidiaries as of March 31, 1997 and 1996, and related consolidated income statements and statements of changes in shareholders' equity and of cash flows of CBI and its subsidiaries for the three (3) years ended March 31, 1997, together with the notes thereto, and the unaudited consolidated balance sheets of CBI and its subsidiaries as of June 30, 1997, and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows of CBI and its subsidiaries for the three (3) months then ended each as included in Pinnacle's Current Report on Form 8-K/A dated October 14, 1997, as currently on file with the S.E.C., (iv) the pro forma consolidated balance sheet of Pinnacle and its subsidiaries as of June 30, 1997, and related consolidated income statements of Pinnacle and its subsidiaries for the twelve months ended December 31, 1996 and the six (6) months ended June 30, 1997, as included in Pinnacle's Current Report on Form 8-K/A dated October 14, 1997, as currently on file with the S.E.C., and (v) the year-end and quarterly Reports of Condition and Reports of Income of Pinnacle Bank (the "Subsidiary Bank") for 1996, March 31, 1997, and June 30, 1997, respectively, as currently on file with the F.D.I.C., and the Thrift Financial Reports of Indiana Federal Bank for Savings and Community Bank for 1996, March 31, 1997 and June 30, 1997, respectively, as filed with the Office of Thrift Supervision (the "O.T.S.")(together, the "Pinnacle Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for regulatory reporting differences required by the reports of the Subsidiary Bank and Indiana Federal Bank for Savings and Community Bank) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of the respective entity and its respective consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which shall be material). The books and records of Pinnacle and its subsidiaries and IFC and CBI and their respective subsidiaries since January 1, 1992, have been, and are being, maintained in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions.

    SECTION 2.05. ABSENCE OF CHANGES. Since December 31, 1996, there has not been any change in the financial condition, the results of operations or the business of Pinnacle and its subsidiaries taken as a whole which would have a Material Adverse Effect on Pinnacle, except as disclosed by Pinnacle since December 31, 1996 in its periodic reports filed with the S.E.C. under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    SECTION 2.06. REGULATORY ENFORCEMENT MATTERS. Neither Pinnacle, the Subsidiary Bank nor any other subsidiaries is subject or is party to, or has received any notice or advice that it may become subject or party to, any investigation with respect to, any cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency (as defined below in this Section 2.06) that currently restricts the conduct of its business or that currently affects its capital adequacy, its credit policies, its management or its business (each, a "Regulatory Agreement"), nor has Pinnacle, the Subsidiary Bank or any other subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement. Neither Indiana Federal Bank for Savings and Community Bank was, prior to the effective date of their respective mergers with the Subsidiary Bank, subject or party to, or received any notice or advice that it may become subject or party to, any currently effective Regulatory Agreement, nor had Indiana Federal Bank for Savings or Community Bank been advised by any Regulatory Agency that it was considering issuing or requesting any such Regulatory Agreement having any current effect. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Pinnacle, the Subsidiary Bank, any other subsidiaries, or any corporations or financial institutions merged with and into Pinnacle or the Subsidiary Bank. Prior to the effective date of their respective mergers with the Subsidiary Bank, there was no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Indiana Federal Bank for Savings or Community Bank. As used herein, the term "Regulatory Agency" means any federal or state agency charged with the supervision or regulation of banks or bank holding companies, or engaged in the insurance of bank deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to Pinnacle or any of its subsidiaries.

    SECTION 2.07.  TAX MATTERS.

    (a) Each of Pinnacle and its subsidiaries has filed with the appropriate governmental agencies all foreign, federal, state and local Tax (as defined below in this Section 2.07) returns, declarations, estimates, information returns, statements and reports (collectively, "Tax Returns") required to be filed by it. Neither Pinnacle nor its subsidiaries are (a) delinquent in the payment of any Taxes shown on such Tax Returns or on any assessments received by it for such Taxes, (b) subject to any agreement extending the period for assessment or collection of any Tax, or (c) a party to any action or proceeding with, nor has any claim been asserted or threatened against any of them by, any governmental authority for assessment or collection of Taxes or for the refund of Taxes previously paid. The income Tax Returns of Pinnacle and its subsidiaries have been audited by the Internal Revenue Service (the "I.R.S.") and comparable state agencies and any liability with respect thereto has been satisfied for all years to and including 1993, and either no deficiencies were asserted as a result of such examination for which Pinnacle does not have adequate reserves or all such deficiencies have been satisfied. The reserve for Taxes in the financial statements of Pinnacle for the year ended December 31, 1996, is adequate to cover all of the liabilities for Taxes of Pinnacle and its subsidiaries that may become payable in future years with respect to any transactions consummated prior to December 31, 1996. As used herein, the term "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or undisputed.

    (b) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Pinnacle or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Pinnacle Employee Plan (as defined in Section 2.11(c) hereof) currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

    (c)  Pinnacle has not been subject to any disallowance of a deduction under
Section 162(m) of the Code nor does Pinnacle reasonably believe that such a disallowance is reasonably likely to be applicable for any tax year of Pinnacle ended on or before the Closing Date.

    SECTION 2.08. LITIGATION AND RELATED MATTERS. Section 2.08 of the Disclosure Schedule describes all litigation, claims or other proceedings or investigations of any nature pending or, to the knowledge of Pinnacle, threatened, against Pinnacle or any of its subsidiaries, or of which the property of Pinnacle or any of its subsidiaries is or would be subject. There is no injunction, order, judgment, decree or regulatory restriction imposed upon Pinnacle, or any of its subsidiaries or the assets of Pinnacle of any of its subsidiaries. Since January 1, 1992, Pinnacle and its subsidiaries have continuously maintained fidelity bonds insuring them against acts of dishonesty in such amounts as are customary, usual and prudent for organizations of their size and business. There are no facts which would form the basis of a claim or claims under such bonds. Neither Pinnacle nor any of its subsidiaries has reason to believe that its respective fidelity coverage would not be renewed by the carrier on substantially the same terms as the existing coverage, except for possible premium increases unrelated to Pinnacle's and its subsidiaries' past claim experience.

    SECTION 2.09. EMPLOYMENT AGREEMENTS. Section 2.09 of the Disclosure Schedule lists each agreement, arrangement, commitment or contract (whether written or oral) for the employment, election, retention or engagement, or with respect to the severance, of any present or former officer, employee, agent, consultant or other person or entity to which Pinnacle or any of its subsidiaries is a party to or bound by and which, by its terms, is not terminable by Pinnacle or such subsidiary on thirty (30) days written notice or less without the payment of any amount by reason of such termination. Copies of each written (and summaries of each oral) agreement, arrangement, commitment or contract listed in Section 2.09 of the Disclosure Schedule have been previously made available to CNB by Pinnacle.

    SECTION 2.10. REPORTS. Since January 1, 1992, Pinnacle and each of its subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with (i) the Federal Reserve Board, (ii) the F.D.I.C., (iii) the S.E.C.,
(iv) any state securities authorities, (v) the Nasdaq Stock Market's National Market ("Nasdaq"), and

(vi) any other Regulatory Agency with jurisdiction over Pinnacle or any of its subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    SECTION 2.11.  EMPLOYEE MATTERS AND ERISA.

    (a) Neither Pinnacle nor any of its subsidiaries has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Pinnacle or any of its subsidiaries and to the knowledge of Pinnacle there is no present effort nor existing proposal to attempt to unionize any group of employees of Pinnacle or any of its subsidiaries.

    (b) (i) Pinnacle and its subsidiaries are and have been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither Pinnacle nor any of its subsidiaries is engaged in any unfair labor practice, (ii) there is no unfair labor practice complaint against Pinnacle or any subsidiary pending or, to the knowledge of Pinnacle, threatened before the National Labor Relations Board, (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Pinnacle, threatened against or directly affecting Pinnacle or any subsidiary, and (iv) neither Pinnacle nor any subsidiary has experienced any work stoppage or other labor difficulty during the past five (5) years.

    (c) Section 2.11(c) of the Disclosure Schedule describes each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each nonqualified employee benefit plan, deferred compensation, bonus, stock and incentive plan, and each other employee benefit and fringe benefit program for the benefit of former or current employees of Pinnacle or any subsidiary (the "Pinnacle Employee Plans") which Pinnacle and its subsidiaries maintain, contribute to or participate in or have any liability under. No present or former employee of Pinnacle or any subsidiary has been charged with breaching, or to the knowledge of Pinnacle has breached, a fiduciary duty under any of the Pinnacle Employee Plans. Neither Pinnacle nor any of its subsidiaries participates in, nor has it in the past five (5) years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA).
Section 2.11(c) of the Disclosure Schedule describes all plans that provides health, major medical, disability or life insurance benefits to former employees of Pinnacle or any subsidiary that Pinnacle and any subsidiary maintain, contribute to, or participate in. Section 2.11(c) of the Disclosure Schedule describes all of the employment related obligations of Pinnacle with respect to its acquisitions of IFC and CBI.

    (d) Neither Pinnacle nor any of its subsidiaries maintain, nor have any of them maintained for the past ten years, any Pinnacle Employee Plans subject to Title IV of ERISA or Section 412 of the Code. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Pinnacle Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending, and Pinnacle has not received notice of any threatened or imminent claim with respect to any Pinnacle Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Pinnacle or any of its subsidiaries would be liable after December 31, 1996, except as reflected on the Pinnacle Financial Statements. All liabilities of the Pinnacle Employee Plans have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and no Pinnacle Employee Plan, at the end of any plan year, or at December 31, 1996, had or has had an accumulated funding deficiency. No actuarial assumptions have been changed since the last written report of actuaries on such Pinnacle Employee Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. Pinnacle and its subsidiaries have no contingent or actual liabilities under Title IV of ERISA. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any of the Pinnacle Employee Plans, whether or not waived. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any of the Pinnacle Employee Plans as to which a notice would be required to be filed with the Pension Benefit
Guaranty Corporation. After December 31, 1996, Pinnacle and its subsidiaries do not have any liabilities for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any Pinnacle Employee Plan. All Pinnacle Employee Plans have been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code.

    (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events) would (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of Pinnacle or any of its affiliates from Pinnacle or any of its affiliates under any Pinnacle Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any Pinnacle Employee Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

    (f) Copies of each Pinnacle Employee Plan described in Section 2.11(c) of the Disclosure Schedule, and all amendments or supplements thereto, have been previously made available to CNB by Pinnacle. Section 2.11(f) of the Disclosure Schedule lists, for each Pinnacle Employee Plan, all of the following with respect thereto: (i) summary plan descriptions, (ii) lists of all current participants and all participants with benefit entitlements, (iii) contracts relating to plan documents, (iv) actuarial valuations for any defined benefit plan, (v) valuations for any plan as of the most recent date, (vi) determination letters from the I.R.S., (vii) the most recent annual report filed with the I.R.S., (viii) registration statements and prospectuses, and (ix) trust agreements. Copies of each of the documents described in the preceding sentence have been previously made available to CNB by Pinnacle.

    SECTION 2.12. TITLE TO PROPERTIES; INSURANCE. (i) Pinnacle and its subsidiaries have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except Taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Pinnacle Financial Statements and easements, rights-of-way, and other restrictions and imperfections not material in nature, and further excepting in the case of Other Real Estate Owned (as such real estate is internally classified on the books of Pinnacle or its subsidiaries) rights of redemption under applicable law) to all of their owned real properties, (ii) all leasehold interests for real property and personal property used by Pinnacle and its subsidiaries in their businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms, (iii) all such properties comply with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of Pinnacle, threatened with respect to such properties, (iv)
Pinnacle and its subsidiaries have valid title or other ownership rights under licenses to all intangible personal or intellectual property necessary to conduct the business and operations of Pinnacle and its subsidiaries as presently conducted, free and clear of any claim, defense or right of any other person or entity, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not adversely interfere with the use of such property, (v) all insurable properties owned or held by Pinnacle and its subsidiaries are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with bank holding companies of similar size, and there are presently no claims pending under such policies of insurance and no notices have been given by Pinnacle or any of its subsidiaries under such policies, and (vi) all tangible properties used in the businesses of Pinnacle and its subsidiaries are in good condition, reasonable wear and tear excepted, and are useable in the ordinary course of business consistent with past practices. Section 2.12 of the Disclosure Schedule sets forth, for each policy of insurance maintained by Pinnacle and its subsidiaries, the amount and type of insurance, the name of the insurer and the amount of the annual premium.

    SECTION 2.13.  ENVIRONMENTAL MATTERS.

    (a) As used herein, the term "Environmental Laws" shall mean all local, state and federal environmental, health and safety laws and regulations and common law standards in all jurisdictions in which Pinnacle and its subsidiaries have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

    (b) Neither the conduct nor operation of Pinnacle or its subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated or, to the knowledge of Pinnacle, may violate, Environmental Laws in a manner or to any extent exposing Pinnacle or its subsidiaries to liability or potential liability and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute or, to the knowledge of Pinnacle, may constitute, a violation of Environmental Laws in a manner or to any extent that would obligate (or potentially obligate) Pinnacle or its subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Neither Pinnacle nor any of its subsidiaries has received any notice from any person or entity that Pinnacle or its subsidiaries or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws in a manner or to any extent exposing Pinnacle or its subsidiaries to liability or potential liability or that any of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property and, to the knowledge of Pinnacle, Pinnacle and its subsidiaries and the operation and condition of any property ever owned, leased or operated by any of them are not and were not in violation of any Environmental Laws in a manner or to any extent exposing Pinnacle or its subsidiaries to liability or potential liability and none of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property. Section 2.13(b) of the Disclosure Schedule lists each property presently owned, leased or operated by Pinnacle or any of its subsidiaries which, to the knowledge of Pinnacle, contains any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property or which otherwise violates any Environmental Laws.

    SECTION 2.14. COMPLIANCE WITH LAW. Pinnacle and its subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses and are in compliance with all applicable laws and regulations.

    SECTION 2.15. BROKERAGE. There are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Pinnacle or its subsidiaries, other than agreements with Donaldson, Lufkin & Jenrette Securities Corporation, PL Capital, L.L.C., and Friedman, Billings, Ramsey & Co., Inc., and copies of such agreements have been previously made available to CNB by Pinnacle.

    SECTION 2.16.  NON-BANKING ACTIVITIES OF PINNACLE AND SUBSIDIARIES.
Neither Pinnacle nor any of its subsidiaries that is neither a bank, a bank operating subsidiary or a bank service corporation, directly or indirectly, engages in any activity prohibited by the Federal Reserve Board or the B.H.C.A. or which is not listed at 12 C.F.R. 225.25. Without limiting the generality of the foregoing, any equity investment of Pinnacle and each of its subsidiaries that is not a bank, a bank operating subsidiary or a bank service corporation, is not prohibited by the Federal Reserve Board or the B.H.C.A.

    SECTION 2.17. TRUST ADMINISTRATION. During the applicable statute of limitations period, (i) the Subsidiary Bank and each other subsidiary of Pinnacle which is a trust company or otherwise acts in a fiduciary capacity has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, and (ii) neither Pinnacle, any subsidiary of Pinnacle, nor any director, officer or employee of Pinnacle or any of its subsidiaries acting on behalf of Pinnacle or any of its subsidiaries, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account. There is no investigation or inquiry by any Regulatory Agency pending, or to the knowledge of Pinnacle, threatened, against or affecting Pinnacle or any of its subsidiaries relating to the compliance by Pinnacle or any such subsidiary with sound fiduciary principles and applicable regulations.

    SECTION 2.18. POOLING OF INTERESTS; TAX-FREE REORGANIZATION. Pinnacle has no reason to believe that the Merger shall not qualify as a "pooling of interests" for accounting purposes or a tax-free reorganization within the meaning of Section 368(a) of the Code.

    SECTION 2.20. MATERIAL CONTRACTS AND AGREEMENTS. Neither Pinnacle nor any of its subsidiaries is a party to, or is bound by, any material contract (as defined in Item 601(b)(10) of Regulation S-K of the S.E.C.) or any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of Pinnacle's subsidiaries) that has not been filed or incorporated by reference in periodic reports filed by Pinnacle with the S.E.C. under the Exchange Act or is not otherwise listed in
Section 2.20 of the Disclosure Schedule. Section 2.20 of the Disclosure Schedule lists (i) each agreement restricting the nature or geographic scope of any line of business or activity of Pinnacle or its subsidiaries, and (ii) each agreement, indenture or other instrument relating to the borrowing of money by Pinnacle or any of its subsidiaries or the guarantee by Pinnacle or any of its subsidiaries of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business. Copies of each of the contracts and agreements listed in Section 2.20 of the Disclosure Schedule have been previously furnished to CNB by Pinnacle.

    SECTION 2.21. NO UNDISCLOSED LIABILITIES. Pinnacle and its subsidiaries do not have any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Pinnacle or its subsidiaries giving rise to any such liability), except (i) for liabilities set forth in the Pinnacle Financial Statements, and (ii) normal fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of Pinnacle and its subsidiaries since the date of the June 30, 1997 balance sheet included in the Pinnacle Financial Statements.

    SECTION 2.22. STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Pinnacle or its subsidiaries for inclusion in
(i) the Registration Statement (as defined in Section 4.05 hereof), (ii) the Joint Proxy Statement/Prospectus (as defined in Section 4.03 hereof), and
(iii) any other documents to be filed with the S.E.C., Nasdaq, the N.Y.S.E. or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and, with respect to the Joint Proxy Statement/Prospectus, when first mailed to the shareholders of Pinnacle and at the time of the Shareholders' Meetings (as defined in Section 5.01(c) hereof), contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that Pinnacle shall be responsible for filing with the S.E.C., Nasdaq or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

    SECTION 2.23. STATE TAKEOVER LAWS. The Board of Directors of Pinnacle has taken all such action required to be taken by it to provide that this Agreement, the Pinnacle Option Agreement and the transactions contemplated by this Agreement and by the Pinnacle Option Agreement shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of any state.

    SECTION 2.24. FAIR LENDING; COMMUNITY REINVESTMENT ACT. With the exception of routine investigation of consumer complaints, neither Pinnacle nor any of its subsidiaries has been advised by any Regulatory Agency that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute. Each of Pinnacle's depository institution subsidiaries received a Community Reinvestment Act ("CRA") rating of "Outstanding" or "Satisfactory" in its most recent CRA examination.

                                    ARTICLE THREE

                        REPRESENTATIONS AND WARRANTIES OF CNB

    Subject to Section 1.11 hereof, CNB hereby make the following representations and warranties:

    SECTION 3.01.  ORGANIZATION AND CAPITAL STOCK.

    (a) CNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. CNB is a bank holding company registered with the Federal Reserve Board under the B.H.C.A.

    (b) The authorized capital stock of CNB consists of (i) 50,000,000 shares of CNB Common, of which, as of September 30, 1997, 20,463,204 shares were issued and outstanding, and (ii) 2,000,000 shares of preferred stock, of which none are issued and outstanding. All of the issued and outstanding shares of CNB Common are duly and validly issued and outstanding and are fully paid and non-assessable and free of preemptive rights. As of the date hereof, CNB had outstanding employee stock options representing the right to acquire not more than 1,074,000 shares of CNB Common pursuant to the stock option plans of CNB.

    (c) The shares of CNB Common that are to be issued to the shareholders of Pinnacle pursuant to the Merger have been duly authorized and, when so issued in accordance with the terms hereof, shall be validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

    SECTION 3.02. AUTHORIZATION. The Board of Directors of CNB has, by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof on its behalf by its duly authorized officers and the performance by CNB of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of CNB, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which CNB or any of its subsidiaries are bound or subject would prohibit or inhibit CNB from entering into and consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by CNB and constitutes a legal, valid and binding obligation of CNB, enforceable against CNB in accordance with its terms and, except for the approval of the Merger by the affirmative vote of a majority of the issued and outstanding shares of CNB Common at the CNB Shareholders' Meeting (as defined in Section 5.01(c) hereof), no other corporate acts or proceedings are required to be taken by CNB to authorize the execution, delivery and performance of this Agreement. Except for the requisite approval of the Federal Reserve Board, the Indiana Department of Financial Institutions and the Michigan Financial Institutions Bureau, no notice to, filing with, authorization by, or consent or approval of, any federal or state bank regulatory authority is necessary for the execution and delivery of this Agreement or consummation of the Merger by CNB.

    SECTION 3.03. SUBSIDIARIES. Each of CNB's significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the S.E.C.) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

    SECTION 3.04. FINANCIAL INFORMATION. The consolidated balance sheets of CNB and its subsidiaries as of December 31, 1996 and 1995, and related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 1996, together with the notes thereto, included in CNB's Annual Report on Form 10-K for the year ended December 31, 1996, as currently on file with the S.E.C., and the unaudited consolidated balance sheets of CNB and its subsidiaries as of March 31, 1997 and June 30, 1997, and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the three (3) months and six (6) months, respectively, then ended included in CNB's Quarterly Reports on Form 10-Q for the quarters then ended, as currently on file with the S.E.C., and the year-end and quarterly Reports of Condition and Reports of Income of each of the subsidiary banks of CNB for 1996, March 31, 1997, and June 30, 1997, respectively, as currently on file with the applicable Regulatory Agency (together, the "CNB Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for regulatory reporting differences required by the reports of the subsidiary banks of CNB) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of CNB and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which shall be material).

    SECTION 3.05. ABSENCE OF CHANGES. Since December 31, 1996, there has not been any change in the financial condition, the results of operations or the business of CNB and its subsidiaries which would have a Material Adverse Effect on CNB, except as disclosed by CNB since December 31, 1996 in its periodic reports filed with the S.E.C. under the Exchange Act.

    SECTION 3.06. LITIGATION. There is no litigation, claim or other proceeding pending or, to the knowledge of CNB, threatened, against CNB or any of its subsidiaries, or of which the property of CNB or any of its subsidiaries is or would be subject, and there is no injunction, order, judgment, decree or regulatory restriction imposed upon CNB, or any of its subsidiaries or the assets of CNB of any of its subsidiaries, which would have a Material Adverse Effect on CNB.

    SECTION 3.07. REPORTS. CNB and each of its significant subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the S.E.C., (ii) the Federal Reserve Board, (iii) the Office of the Comptroller of the Currency (the "O.C.C."), (iv) the F.D.I.C., (v) the N.Y.S.E., and (vi) any other Regulatory Agency with jurisdiction over CNB or any of its significant subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    SECTION 3.08. COMPLIANCE WITH LAW. CNB and its significant subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses and are in compliance with all applicable laws and regulations.

    SECTION 3.09. POOLING OF INTERESTS; TAX-FREE REORGANIZATION. CNB has no reason to believe that the Merger shall not qualify as a "pooling of interests" for accounting purposes or a tax-free reorganization within the meaning of
Section 368(a) of the Code.

    SECTION 3.10. STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by CNB for inclusion in (i) the Registration Statement, (ii) the Joint Proxy Statement/Prospectus, and (iii) any other documents to be filed with the S.E.C., the N.Y.S.E. or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Joint Proxy Statement/Prospectus, when first mailed to the shareholders of Pinnacle and at the time of the Shareholders' Meetings, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that CNB shall be responsible for filing with the S.E.C., the N.Y.S.E. or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

    SECTION 3.11. REGULATORY ENFORCEMENT MATTERS. Neither CNB nor any of its significant subsidiaries is subject or is party to, or has received any notice or advice that it may become subject or party to, any Regulatory Agreement, nor has CNB or any of its significant subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement.

    SECTION 3.12. TAX MATTERS. Each of CNB and its subsidiaries has filed with the appropriate governmental agencies all foreign, federal, state and local Tax Returns required to be filed by it. Neither CNB nor its subsidiaries are
(a) delinquent in the payment of any Taxes shown on such Tax Returns or on any assessments received by it for such Taxes, (b) subject to any agreement extending the period for assessment or collection of any Tax, or (c) a party to any action or proceeding with, nor has any claim been asserted or threatened against any of them by, any governmental authority for assessment or collection of Taxes or for the refund of Taxes previously paid. The income Tax Returns of CNB and its subsidiaries have been audited or otherwise closed by the I.R.S. and comparable state agencies and any liability with respect thereto has been satisfied for all years to and including 1992 (except for the State of Indiana which is 1990), and either no deficiencies were asserted as a result of such examination for which CNB does not have adequate reserves or all such deficiencies have been satisfied. The reserve for Taxes in the financial statements of CNB for the year ended December 31, 1996, is adequate to cover all of the liabilities for Taxes of CNB and its subsidiaries that may become payable in future years with respect to any transactions consummated prior to December 31, 1996.

    SECTION 3.13. BROKERAGE. There are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by CNB or its subsidiaries, other than an agreement with Oppenheimer & Co., Inc., a copy of which has been previously made available to Pinnacle by CNB.

    SECTION 3.14. STATE TAKEOVER LAWS. The Board of Directors of CNB has taken all such action required to be taken by it to provide that this Agreement, the Pinnacle Option Agreement and the transactions contemplated by this Agreement and by the Pinnacle Option Agreement shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of any state.

    SECTION 3.15. NO UNDISCLOSED LIABILITIES. As of the date hereof, CNB and its subsidiaries do not have any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against CNB or its subsidiaries giving rise to any such liability), except (i) for liabilities set forth in the CNB Financial Statements, and (ii) normal fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of CNB and its subsidiaries since the date of the June 30, 1997 balance sheet included in the CNB Financial Statements.


                                     ARTICLE FOUR

                                AGREEMENTS OF PINNACLE

    SECTION 4.01.  BUSINESS IN ORDINARY COURSE.

    (a) Pinnacle shall not declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date hereof, except that (i) in the case of dividends payable until June 30, 1998, Pinnacle may declare and pay its regular quarterly dividend on the Pinnacle Common not to exceed $0.235 per share, at approximately the same times during each quarter during such period which it has historically declared and paid such dividends, and (ii) in the case of dividends payable on or after July 1, 1998, Pinnacle may declare and pay its regular quarterly dividend on the Pinnacle Common in an aggregate amount equal to the aggregate amount that Pinnacle shareholders would have received on their shares of CNB Common received in the Merger had the Effective Time been immediately before the record date or dates for the payment of each such dividend, at approximately the same times during each quarter during such period which it has historically declared and paid such dividends; PROVIDED, HOWEVER, that Pinnacle and CNB shall cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs such that the Pinnacle shareholders shall receive a quarterly dividend from either Pinnacle or CNB but not from both during or with respect to such quarter.

    (b) Pinnacle shall, and shall cause each of its subsidiaries to, (1) continue to carry on after the date hereof its respective business and the discharge or incurrence of obligations and liabilities, only in the usual, regular and ordinary course of business, as heretofore conducted, (2) use reasonable best efforts to maintain and preserve intact its respective business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and (3) by way of amplification and not limitation, Pinnacle and each of its subsidiaries shall not, without the prior written consent of CNB (which shall not be unreasonably withheld):

         (i) issue any Pinnacle Common or other capital stock or any options, warrants, or other rights to subscribe for or purchase Pinnacle Common or any other capital stock or any securities convertible into or exchangeable for any capital stock of Pinnacle or any of its subsidiaries (except for (i) the issuance of Pinnacle Common pursuant to the valid exercise of Pinnacle Stock Options which are outstanding on the date hereof, (ii) the issuance of Pinnacle Common pursuant to the Pinnacle Option Agreement, and
    (iii) in the event that the Effective Time shall not have occurred on or before April 30, 1998, grants of Pinnacle Stock Options after April 30, 1998, in accordance with the Stock Option Plans and in a manner and pursuant to policies consistent with past practices; PROVIDED, HOWEVER, that (1) such grants shall not be made if CNB shall have determined, in consultation with its independent auditors, KPMG Peat Marwick, LLP, that such grants would disqualify the Merger as a "pooling of interests" for accounting purposes, and (2) any persons who shall receive such grants of Pinnacle Stock Options from Pinnacle shall not be eligible to receive stock options with respect to shares of CNB Common from CNB during 1998); or

         (ii) directly or indirectly redeem, purchase or otherwise acquire any Pinnacle Common or any other capital stock of Pinnacle or effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize Pinnacle; or

         (iii) directly or indirectly redeem, purchase or otherwise acquire any capital stock of subsidiaries of the Pinnacle or effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize any subsidiary of Pinnacle (other than any of the foregoing all of the parties to which shall consist exclusively of Pinnacle and the wholly-owned subsidiaries of Pinnacle); or

         (iv) change its Articles of Incorporation or Association, as the case may be, or Bylaws; or

         (v) grant any increase, other than ordinary and normal increases consistent with past practices, in the compensation payable or to become payable to officers or salaried employees, grant any stock options (other than grants of Pinnacle Stock Options after April 30, 1998, as provided in
    Section 4.01(b)(i) hereof) or, except as required by law or as required by existing contractual obligations which shall have been described in Section
    2.11 of the Disclosure Schedule, adopt or make any material change in any bonus, insurance, pension, or other Pinnacle Employee Plan, agreement, payment or arrangement made to, for or with any of such officers or employees; or

         (vi) borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others, except in the ordinary course of business; or

         (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, including risk exposure in the mortgage repurchase program, in principal amounts in excess of $5,000,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $10,000,000 (excluding for this purpose any accrued interest or overdrafts), without the prior written consent of CNB, acting through its Senior Vice President and Chief Credit Officer or such other designee as CNB may give notice of to Pinnacle; or

         (viii) purchase or otherwise acquire any investment security for its own account, except in a manner and pursuant to policies consistent with past practice; or

         (ix) materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

         (x) except as set forth in Section 4.01(b)(x) of the Disclosure Schedule, enter into any agreement, contract or commitment of a material nature out of the ordinary course of business; or

         (xi) except in the ordinary course of business, place on any of its material assets or properties any mortgage, pledge, lien, charge, or other encumbrance of a material nature; or

         (xii) except in the ordinary course of business, cancel or accelerate any material indebtedness owing to Pinnacle or its subsidiaries or any claims which Pinnacle or its subsidiaries may possess or waive any material rights with respect thereto; or

         (xiii) except as set forth in Section 4.01(b)(xiii) of the Disclosure Schedule, sell or otherwise dispose of any material real property or any material amount of any tangible or intangible personal property other than in the ordinary course of business and other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to Pinnacle and its subsidiaries; or

         (xiv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; PROVIDED, HOWEVER, that Pinnacle and its subsidiaries shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such waste materials or otherwise might be contaminated; or

         (xv) commit any act or fail to do any act which would cause a breach of any agreement, contract or commitment and which would have a Material Adverse Effect on Pinnacle; or

         (xvi) purchase any real or personal property or make any other capital expenditure, except in a manner and pursuant to policies consistent with past practice; or

         (xvii) affirmatively take, or cause to be taken, any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; or

         (xviii)   take any action which would materially and adversely effect or delay the ability of either CNB or Pinnacle to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or the Pinnacle Option Agreement.

    (c) Pinnacle and its subsidiaries shall not, without the prior written consent of CNB, engage in any transaction or take any action that would render untrue (under the standard of Section 1.11 hereof) any of the representations and warranties of Pinnacle contained in Article Two hereof, if such representations and warranties were given as of the date of such transaction or action.

    (d) Pinnacle shall promptly notify CNB in writing of the occurrence of any matter or event known to and directly involving Pinnacle, which would not include any changes in conditions that affect the banking industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle.

    (e) Pinnacle and its subsidiaries shall not, and shall not authorize or permit any of their respective officers, directors, employees or agents to, on or before the earlier of the Closing Date or the date of termination of this Agreement, directly or indirectly solicit, initiate or encourage or (subject to the fiduciary duties of its directors as advised by counsel) hold discussions or negotiations with or provide any information to any person in connection with any proposal from any person for the acquisition of all or any substantial portion of the business, assets, shares of Pinnacle Common or other securities of Pinnacle or its subsidiaries. Pinnacle shall promptly (which for this purpose shall mean within twenty-four (24) hours) advise CNB of its receipt of any such proposal or inquiry concerning any possible such proposal, the substance of such proposal or inquiry, and the identity of such person.

    SECTION 4.02. BREACHES. Pinnacle shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to CNB and use its best efforts to prevent or promptly remedy the same.

    SECTION 4.03. SUBMISSION TO SHAREHOLDERS. Pinnacle shall cause to be duly called and held, on a date selected by Pinnacle with the approval of CNB, a special meeting of its shareholders (the "Pinnacle Shareholders' Meeting") for submission of this Agreement and the Merger for approval of such Pinnacle shareholders as required by the MBCA. In connection with the Pinnacle Shareholders' Meeting, (i) Pinnacle shall cooperate and assist CNB in preparing and filing a Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") with the S.E.C. and Pinnacle shall mail it to its shareholders, (ii) Pinnacle shall furnish CNB all information concerning itself that CNB may reasonably request in connection with such Joint Proxy Statement/Prospectus, and (iii) the Board of Directors of Pinnacle (subject to compliance with its fiduciary duties as advised by counsel) shall recommend to its shareholders the approval of this Agreement and the Merger contemplated by this Agreement and use its best efforts to obtain such shareholder approval.

    SECTION 4.04. CONSENTS TO CONTRACTS AND LEASES. Pinnacle shall use its best efforts to obtain all necessary consents with respect to all interests of Pinnacle and its subsidiaries in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger, if any.

    SECTION 4.05. CONSUMMATION OF AGREEMENT. Pinnacle shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger and the other transactions contemplated hereby in accordance with the terms and provisions hereof and to effect the transition and integration of the business and operations of Pinnacle and its subsidiaries with the business and operations of CNB and its subsidiaries. Pinnacle shall furnish to CNB in a timely manner all information, data and documents in the possession of Pinnacle requested by CNB as may be required to obtain any necessary regulatory or other approvals of the Merger and to file with the S.E.C. a registration statement on Form S-4 (the "Registration Statement") relating to the shares of CNB Common to be issued to the shareholders of Pinnacle pursuant to the Merger and this Agreement and shall otherwise cooperate fully with CNB to carry out the purpose and intent of this Agreement.

    SECTION 4.06. ENVIRONMENTAL REPORTS. Pinnacle shall provide to CNB, as soon as reasonably practical, but not later than forty-five (45) days after the date hereof, a report of a phase one environmental investigation on the real property identified on Section 2.13(b) of the Disclosure Schedule, if any, and within ten (10) days after the acquisition or lease of any real property acquired or leased by Pinnacle or its subsidiaries after the date hereof (but excluding space in office or retail and similar establishments leased by Pinnacle or its subsidiaries for automatic teller machines or bank branch facilities or other office uses where the space leased comprises less than 50% of the total space leased to all tenants of such property), except as otherwise provided in Section 4.01(b)(xiv) hereof. If required by the phase one investigation in CNB's reasonable opinion, Pinnacle shall provide to CNB, within sixty (60) days of the receipt by Pinnacle of the request of CNB therefor, a report of a phase two investigation on properties requiring such additional study. CNB shall have fifteen (15) business days from the receipt of any such phase two investigation report to notify Pinnacle of any dissatisfaction with the contents of such report. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law or reasonably likely to be required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $5,000,000 as reasonably estimated by an environmental expert retained for such purpose by CNB and reasonably acceptable to Pinnacle, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, then CNB shall have the right pursuant to
Section 7.03 hereof, for a period of fifteen (15) business days following receipt of such estimate or indication that the cost of such actions and measures can not be so reasonably estimated, to terminate this Agreement, which shall be CNB's sole remedy in such event.

    SECTION 4.07. RESTRICTION ON RESALES. Pinnacle shall deliver to CNB, at least five (5) days prior to the mailing of the Joint Proxy Statement/Prospectus to the shareholders of Pinnacle in connection with the Pinnacle Shareholders' Meeting, a list of each person who may reasonably be deemed an "affiliate" of Pinnacle within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), at the time the Joint Proxy Statement/Prospectus is mailed to the shareholders of Pinnacle. Pinnacle shall use its best efforts to obtain and deliver to CNB, at least thirty-one
(31) days prior to the Closing Date, the signed agreement, in the form of
Exhibit 4.07 hereto, of each person named on the list referred to in the preceding sentence regarding compliance by such person with (i) the provisions of such Rule 145, and (ii) the requirements of Accounting Principles Board Opinion No. 16 regarding the disposition of shares (or reduction of risk with respect thereto) of Pinnacle Common during the thirty (30) days preceding the Closing Date, or CNB Common until such time as financial results covering at least thirty (30) days of post-Merger combined operations have been published.

    SECTION 4.08. ACCESS TO INFORMATION. Pinnacle shall permit CNB reasonable access in a manner which shall avoid undue disruption or interference with Pinnacle's normal operations to its properties and shall disclose and make available to CNB all books, documents, papers, records and computer systems documentation and files relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), Employee Benefit Plans, and any other business activities or prospects in which CNB may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. CNB shall hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

    SECTION 4.09. SUBSIDIARY BANK MERGER. Upon the request of CNB, Pinnacle shall cause the Subsidiary Bank to enter into a merger agreement, subject to the conditions of this Agreement, with a wholly-owned banking subsidiary of CNB, and take all other actions and cooperate with CNB in causing such merger (the "Subsidiary Bank Merger") to be effected. Such subsidiary bank merger agreement shall provide, in addition to customary terms for the combination of subsidiary bank operations in transactions such as this: (i) for consummation of any such merger on a date on or after the Closing Date, as may be selected by CNB, and
(ii) that the obligations of the Subsidiary Bank thereunder are conditioned on the prior or simultaneous consummation of the Merger pursuant to this Agreement.

    SECTION 4.10. PLAN OF MERGER. At the request of CNB, Pinnacle shall enter into a separate plan of merger or articles of merger or certificate of merger reflecting the terms hereof for purposes of any filing requirement of the IBCL and the MBCA.

    SECTION 4.11. COMFORT LETTERS. Pinnacle shall use its reasonable best efforts to cause to be delivered to CNB, and to CNB's directors and officers who sign the Registration Statement, a letter of KPMG Peat Marwick, LLP, independent auditors for Pinnacle, dated (i) the date on which the Registration Statement shall become effective, and (ii) a date shortly prior to the Effective Date, and addressed to CNB, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

    SECTION 4.12. RESTATED PINNACLE FINANCIAL STATEMENTS. Pinnacle shall prepare restated audited supplemental consolidated financial statements (the "Restated Pinnacle Financial Statements"), giving retroactive effect to the business combinations with IFC and CBI which were consummated on August 1, 1997. Pinnacle shall prepare the Restated Pinnacle Financial Statements in accordance with the requirements of Item 12(b)(2)(iv) of Form S-4 and Regulation S-X under the Securities Act. Pinnacle shall include the Restated Pinnacle Financial Statements as an exhibit to Pinnacle's Current Report on Form 8-K, which Pinnacle shall file with the S.E.C. on or before the earlier to occur of (i) the date upon which it shall have filed with the S.E.C. its Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, or (ii) November 14, 1997.

                                     ARTICLE FIVE

                                  AGREEMENTS OF CNB

    SECTION 5.01. REGULATORY APPROVALS AND REGISTRATION STATEMENT; OTHER AGREEMENTS.

    (a) CNB shall file all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board. CNB shall keep Pinnacle reasonably informed as to the status of such applications and make available to Pinnacle for review prior to filing with the applicable Regulatory Agencies from time to time copies of such applications and any supplementally filed materials.

    (b) CNB shall file with the S.E.C. the Registration Statement relating to the shares of CNB Common to be issued to the shareholders of Pinnacle pursuant hereto, and shall use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, CNB shall cause the Registration Statement to comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. CNB covenants with Pinnacle that at the time of mailing thereof to the shareholders of Pinnacle, at the time of the Shareholders' Meetings and at the Effective Time, the Joint Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. CNB shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis. CNB shall promptly and properly prepare and file (i) any application required to list on the N.Y.S.E. the shares of CNB Common to be issued pursuant to the Merger, and (ii) any filings required under the Exchange Act relating to the Merger and the transactions contemplated herein.

    (c) CNB shall cause to be duly called and held, on a date selected by CNB and approved by Pinnacle, a special meeting of its shareholders (the "CNB Shareholders' Meeting" and, together with the Pinnacle Shareholder Meeting, the "Shareholders' Meetings") for submission of the transactions contemplated by this Agreement for approval of such CNB shareholders. In connection with the CNB Shareholders' Meeting, (i) CNB shall prepare and file the Joint Proxy Statement/Prospectus with the S.E.C. and mail it to its shareholders, and
(ii) the Board of Directors of CNB shall (subject to compliance with its fiduciary duties as advised by counsel) recommend to its shareholders the approval of the issuance by CNB of the shares of CNB Common as provided herein and use its best efforts to obtain such shareholder approval.

    (d) CNB shall not (i) between the date hereof and the Effective Time, except in a manner and pursuant to policies consistent with past practice, grant any employee or director stock options to acquire CNB Common, (ii) between the date hereof and the Effective Time, commit any act or fail to do any act which would cause a breach of any agreement, contract or commitment and which would have a Material Adverse Effect on CNB, (iii) affirmatively take, or cause to be taken, any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code, (iv) without the prior written consent of Pinnacle, engage in any transaction or take any action that would render untrue (under the standard of Section 1.11 hereof) any of the representations and warranties of CNB contained in Article Three hereof (except for any such representations and warranties made only as of a specified date), if such representations and warranties were given as of the date of such transaction or action. CNB shall promptly notify Pinnacle in writing of the occurrence of any matter or event known to and directly involving CNB, which would not include any changes in conditions that affect the banking industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on CNB.

    SECTION 5.02. BREACHES. CNB shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Pinnacle and use its best efforts to prevent or promptly remedy the same.

    SECTION 5.03. CONSUMMATION OF AGREEMENT. CNB shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

    SECTION 5.04.  STOCK OPTIONS.

    (a) At the Effective Time, each outstanding option to purchase shares of Pinnacle Common (a "Pinnacle Stock Option") issued pursuant to the Pinnacle Financial Services, Inc. Executive Long Term Incentive Plan (also known as the Pinnacle Financial Services, Inc. 1993 Stock Option Plan), as amended, and the Indiana Financial Corporation 1986 Stock Option and Incentive Plan (together, the "Stock Option Plans"), whether or not exercisable or vested, shall cease to represent a right to acquire shares of Pinnacle Common and shall be converted automatically into an option to acquire, from and after the Effective Time, on the same terms and conditions as were applicable under such Pinnacle Stock Option (including the immediate vesting of such Pinnacle Stock Option to the extent that the terms thereof shall provide for such immediate vesting upon the consummation of the Merger), the number of full shares of CNB Common as the holder of such Pinnacle Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (determined by multiplying the aggregate number of shares of Pinnacle Common covered by such Pinnacle Stock Option by the Conversion Ratio), at a price per share equal to (y) the aggregate amount of the exercise prices for Pinnacle Common otherwise purchasable pursuant to such Pinnacle Stock Option, divided by (z) the number of full shares (and, subject to Section 5.04(d) hereof, for these purposes, any fractional share amount shall be rounded upwards to the next higher full share amount) of CNB Common deemed purchasable pursuant to such Pinnacle Stock Option (determined as provided above in this Section 5.04(a)). In no event shall CNB be required to issue fractional shares of CNB Common.

    (b) As soon as practicable after the Effective Time, CNB shall deliver to each holder of Pinnacle Stock Options appropriate notices setting forth such holders' rights pursuant to the Stock Option Plans, and the agreements evidencing the grants of such Pinnacle Stock Options shall continue in effect on the same terms and conditions (subject to the conversion required by this Section 5.04 after giving effect to the Merger and the assumption by CNB as set forth above). To the extent necessary to effectuate the provisions of this
Section 5.04, CNB shall deliver new or amended agreements reflecting the terms of each Pinnacle Stock Option assumed by CNB and amend the Stock Option Plans to reflect the terms hereof.

    (c) As soon as practicable after the Effective Time, CNB shall file with the S.E.C. a registration statement on an appropriate form with respect to the shares of CNB Common subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses with respect thereto) for so long as such options remain outstanding.

    (d) The adjustment provided in this Section 5.04 with respect to any Pinnacle Stock Options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, such Section 424(a) of the Code shall override anything to the contrary contained herein.

    SECTION 5.05.  DIRECTORS AND OFFICERS' LIABILITY INSURANCE AND
INDEMNIFICATION.

    (a) For a period of six (6) years after the Effective Time, CNB shall use its reasonable best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Pinnacle (provided that CNB may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time); PROVIDED, HOWEVER, that in no event shall CNB be obligated to expend, in order to maintain or provide insurance coverage pursuant to this
Section 5.05(a), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by Pinnacle for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, CNB shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, CNB may request Pinnacle to, and Pinnacle shall, purchase insurance coverage, on such terms and conditions as shall be acceptable to CNB, extending for a period of six (6) years Pinnacle's directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods before the Effective Time) and such coverage shall satisfy CNB's obligations under this Section 5.05(a).

    (b) For the applicable statute of limitations period, CNB shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Pinnacle and its subsidiaries (each, an "Indemnified Party") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Pinnacle Option Agreement) to the full extent then permitted under the MBCA and by Pinnacle's Articles of Incorporation as in effect on the date hereof (and, with respect to predecessors of Pinnacle, the applicable laws, articles of incorporation and bylaws pertaining thereto), including provisions relating to advances of expenses incurred in the defense of any action or suit.

    (c) Notwithstanding anything to the contrary, CNB shall acknowledge and assume, upon consummation of the Merger, the obligations of Pinnacle relating to the subject matter of this Section 5.05 with respect to its prior acquisitions of IFC and CBI.

    SECTION 5.06.  EMPLOYEE BENEFITS.

    (a) CNB shall, with respect to each employee of Pinnacle or its subsidiaries at the Effective Time who shall continue in employment with Pinnacle, CNB or their respective subsidiaries (each a

"Continued Employee"), provide the benefits described in this Section 5.06. Subject to the right of subsequent amendment, modification or termination in CNB's sole discretion, each Continued Employee shall be entitled, as a new employee of a subsidiary of CNB, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs that may be in effect generally for employees of all of CNB's subsidiaries (the "CNB Employee Plans"), if and as a Continued Employee shall be eligible and, if required, selected for participation therein under the terms thereof and otherwise shall not be participating in a similar plan maintained by Pinnacle after the Effective Time. Pinnacle employees shall be eligible to participate on the same basis as similarly situated employees of other CNB subsidiaries. All such participation shall be subject to such terms of such CNB Employee Plans as may be in effect from time to time and this Section
5.06 is not intended to give Continued Employees any rights or privileges superior to those of other employees of CNB's subsidiaries (except as provided in the following sentence with respect to credit for past service). CNB may terminate or modify all Pinnacle Employee Plans except insofar as benefits thereunder shall have vested at the Effective Time and cannot be modified and CNB's obligation under this Section 5.06 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, CNB shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any CNB Employee Plans in which Continued Employees may participate (but not for benefit accruals under any defined benefit plan), credit each Continued Employee with his or her term of service with Pinnacle and its subsidiaries and its and their predecessors. Notwithstanding anything to the contrary, CNB shall acknowledge and assume, upon consummation of the Merger, the obligations of Pinnacle relating to the subject matter of this Section 5.06 resulting from its prior acquisitions of IFC and CBI, as such obligations are described in Section 2.11(c) of the Disclosure Schedule.

    (b) Notwithstanding anything to the contrary, CNB shall acknowledge and assume, upon consummation of the Merger, the obligations of Pinnacle under its severance agreements, supplemental retirement plans and arrangements, deferred compensation plans and arrangements, and related trusts including, without limitation, all of the same maintained or provided by any subsidiary of Pinnacle and any predecessor of Pinnacle or any of its subsidiaries, as such obligations are described in Section 2.11(c) of the Disclosure Schedule.

    SECTION 5.07. BOARD COMPOSITION. CNB's Board of Directors shall take all requisite action to elect three (3) persons as directors of CNB (and divided among the three (3) classes of CNB's Board of Directors) effective as of the first meeting of CNB's Board of Directors after the Effective Time, which persons shall be mutually selected by Pinnacle and CNB.

    SECTION 5.08. ACCESS TO INFORMATION. CNB shall permit Pinnacle reasonable access in a manner which shall avoid undue disruption or interference with CNB's normal operations to its properties and shall disclose and make available to Pinnacle all books, documents, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which Pinnacle may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Pinnacle shall hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

    SECTION 5.09. COMFORT LETTERS. CNB shall use its reasonable best efforts to cause to be delivered to Pinnacle, a letter of KPMG Peat Marwick, LLP, independent auditors for CNB, dated (i) the date on which the Registration Statement shall become effective, and (ii) a date shortly prior to the Effective Date, and addressed to Pinnacle, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

    SECTION 5.10.  RESTRICTION ON RESALES; PUBLICATION OF POST-MERGER RESULTS.

    (a) CNB shall deliver to Pinnacle, at least five (5) days prior to the mailing of the Joint Proxy Statement/Prospectus to the shareholders of CNB in connection with the CNB Shareholders' Meeting, a list of each person who may reasonably be deemed an "affiliate" of CNB within the meaning of such term as used in Rule 145 under the Securities Act, at the time the Joint Proxy Statement/Prospectus is mailed to the shareholders of CNB. CNB shall use its best efforts to obtain and deliver to Pinnacle, at least thirty-one (31) days prior to the Closing Date, the signed agreement of each person named on the list referred to in the preceding sentence regarding compliance by such person with the requirements of Accounting Principles Board Opinion No. 16 regarding the disposition of shares (or reduction of risk with respect thereto) of CNB Common during the thirty (30) days preceding the Closing Date and until such time as financial results covering at least thirty (30) days of post-Merger combined operations have been published.

    (b) CNB shall publish financial results covering at least thirty (30) days of post-Merger combined operations not later than forty-five (45) days following the end of the calendar quarter which shall first occur following the Closing Date which shall include thirty (30) or more days of post-Merger combined operations.


                                     ARTICLE SIX

                            CONDITIONS PRECEDENT TO MERGER

    SECTION 6.01. CONDITIONS TO CNB'S OBLIGATIONS. The obligations of CNB to effect the Merger shall be subject to the satisfaction (or waiver by CNB) prior to or on the Closing Date of the following conditions:

    (a) The representations and warranties made by Pinnacle in this Agreement shall be true and correct (subject to the standard in Section 1.11 hereof) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct (subject to the standard in Section 1.11 hereof) as of such date); and

    (b) Pinnacle shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement; and

    (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Regulatory Agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

    (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the shareholders of Pinnacle and CNB, required by law or the N.Y.S.E. for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired, and no regulatory approval shall have imposed any condition, requirement or restriction which the Board of Directors of CNB reasonably determines in good faith would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement to CNB and its shareholders as to render inadvisable the consummation of the Merger (any such condition, requirement or restriction, a "Burdensome Condition"); and

    (e) CNB shall have received all documents required to be received from Pinnacle on or prior to the Closing Date, all in form and substance reasonably satisfactory to CNB; and

    (f) The Merger shall qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement and CNB shall have received an opinion letter, dated as of the Closing Date, from KPMG Peat Marwick, LLP, its independent public accountants, to such effect; and

    (g) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C. or any state securities agency; and

    (h) CNB shall have received an opinion of its counsel, Lewis, Rice & Fingersh, L.C., to the effect that if the Merger is consummated in accordance with the terms set forth in this Agreement (i) the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss shall be recognized by the holders of shares of Pinnacle Common upon receipt of Merger Consideration (except for cash received in lieu of fractional shares), (iii) the basis of shares of CNB Common received by the shareholders of Pinnacle shall be the same as the basis of shares of Pinnacle Common exchanged therefor, and (iv) the holding period of the shares of CNB Common received by such shareholders shall include the holding period of the shares of Pinnacle Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time; and

    (i) CNB shall have received the letters referred to in Section 4.11 from KPMG Peat Marwick, LLP, Pinnacle's independent auditors; and

    (j) CNB shall have received, on or before the date of the mailing of the Joint Proxy Statement/Prospectus, from its investment banker, Oppenheimer & Co., Inc., the reaffirmation of the opinion of such investment banker, originally rendered and delivered to CNB at the meeting of the Board of Directors of CNB at which this Agreement was approved by such Board of Directors, to the effect that the transactions contemplated by this Agreement are fair to CNB and its shareholders from a financial point of view.

    SECTION 6.02. CONDITIONS TO PINNACLE'S OBLIGATIONS. The obligations of Pinnacle to effect the Merger shall be subject to the satisfaction (or waiver by Pinnacle) prior to or on the Closing Date of the following conditions:

    (a) The representations and warranties made by CNB in this Agreement shall be true and correct (subject to the standard in Section 1.11 hereof) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct (subject to the standard in Section 1.11 hereof) as of such date); and

    (b) CNB shall have performed and complied in all material respects with all of its obligations and agreements hereunder required to be performed on or prior to the Closing Date under this Agreement; and

    (c) No Injunction preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Regulatory Agency or any other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

    (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the shareholders of Pinnacle and CNB, required by law or the N.Y.S.E. for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired; and

    (e) Pinnacle shall have received all documents required to be received from CNB on or prior to the Closing Date, all in form and substance reasonably satisfactory to Pinnacle; and

    (f) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C. or any state securities agency; and

    (g) Pinnacle shall have received a copy of the opinion of CNB's counsel, addressed to Pinnacle, contemplated by Section 6.01(h) hereof; and

    (h) Pinnacle shall have received the letters referred to in Section 5.09 from KPMG Peat Marwick, LLP, CNB's independent auditors; and

    (i) Pinnacle shall have received, on or before the date of the mailing of the Joint Proxy Statement/Prospectus, from its investment banker, Friedman, Billings, Ramsey & Co., Inc., the reaffirmation of the opinion of such investment banker, originally rendered and delivered to Pinnacle at the meeting of the Board of Directors of Pinnacle at which this Agreement was approved by such Board of Directors, to the effect that the transactions contemplated by this Agreement, including the Merger, are fair to Pinnacle and its shareholders from a financial point of view; and

    (j) The Merger shall qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement and

Pinnacle shall have received an opinion letter, dated as of the Closing Date, from KPMG Peat Marwick, LLP, CNB's independent public accountants, to such effect; and

    (k) The shares of CNB Common issuable pursuant to this Agreement shall have been approved for listing on the N.Y.S.E., subject to official notice of issuance.


                                    ARTICLE SEVEN

                              TERMINATION OR ABANDONMENT

    SECTION 7.01. MUTUAL AGREEMENT. This Agreement may be terminated by the mutual written agreement of CNB and Pinnacle at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Merger by the shareholders of Pinnacle and CNB shall have been previously obtained.

    SECTION 7.02. BREACH OF AGREEMENTS. In the event that there is a breach in any of the representations and warranties (subject to the standard in Section 1.11 hereof) or a material breach of any of the agreements of CNB or Pinnacle, which breach is not cured within thirty (30) days after written notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party, regardless of whether shareholder approval of this Agreement and the Merger shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

    SECTION 7.03. ENVIRONMENTAL REPORTS. CNB may terminate this Agreement to the extent provided by Section 4.06 hereof and this Section 7.03 by giving timely written notice thereof to Pinnacle.

    SECTION 7.04. FAILURE OF CONDITIONS. In the event any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then such party may, regardless of whether approval of this Agreement and the Merger by the shareholders of Pinnacle and CNB shall has been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

    SECTION 7.05. REGULATORY APPROVAL DENIAL; BURDENSOME CONDITION. If any regulatory application filed pursuant to Section 5.01(a) hereof should be finally denied or disapproved by the respective regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled; PROVIDED, HOWEVER, that a request for additional information or undertaking by CNB, as a condition for approval, shall not be deemed to be a denial or disapproval so long as CNB diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of CNB (hereinafter referred to as the "appeal") then the application shall be deemed denied unless CNB prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval. CNB may terminate this Agreement if its Board of Directors shall have reasonably determined in good faith that any of the requisite regulatory approvals imposes a Burdensome Condition, and CNB shall deliver written notice of such determination to Pinnacle not later than thirty (30) days after receipt by CNB of notice of the imposition of such Burdensome Condition from the applicable Regulatory Agency (unless an appeal of such determination is being pursued by CNB, in which event the foregoing notice shall be given within thirty (30) days of the termination of any such appeal by CNB or the denial of such appeal by the appropriate Regulatory Agency).

    SECTION 7.06.  SHAREHOLDER APPROVAL DENIAL; WITHDRAWAL/MODIFICATION OF
BOARD RECOMMENDATION. If this Agreement and the relevant transactions contemplated by this Agreement, including the Merger, are not approved by the requisite vote of the shareholders of Pinnacle and CNB at the respective Shareholders' Meetings, then either party may terminate this Agreement. CNB may terminate this Agreement if Pinnacle's Board of Directors shall have failed to approve or recommend this Agreement or the Merger, or shall have withdrawn or modified in any manner adverse to CNB its approval or recommendation of this Agreement or the Merger, or shall have resolved or publicly announced an intention to do either of the foregoing. Pinnacle may terminate this Agreement if CNB's Board of Directors shall have failed to approve or recommend this Agreement or the Merger, or shall have withdrawn or modified in any manner adverse to Pinnacle its approval or recommendation of this Agreement or the Merger, or shall have resolved or publicly announced an intention to do either of the foregoing.

    SECTION 7.07. REGULATORY ENFORCEMENT MATTERS. In the event that Pinnacle or any of its subsidiaries shall, after the date hereof, become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with a Regulatory Agency, which would have a Material Adverse Effect on Pinnacle, then CNB may terminate this Agreement. In the event that CNB or any of its subsidiaries shall, after the date hereof, become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with a Regulatory Agency, which would have a Material Adverse Effect on CNB, then Pinnacle may terminate this Agreement.

    SECTION 7.08. FALL-APART DATE. If the Closing Date does not occur on or prior to September 30, 1998, then this Agreement may be terminated by either party by giving written notice thereof to the other, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement.

    SECTION 7.09.  POSSIBLE PURCHASE PRICE ADJUSTMENT.

    (a) As used in this Section 7.09, the following terms shall have the following meanings:

         (i) "CNB Average Price" shall mean the average of the daily closing prices of CNB Common as reported in THE WALL STREET JOURNAL (Midwest Edition) for the twenty (20) N.Y.S.E. trading days preceding the fifth (5th) calendar day prior to the Closing Date (the "Determination Date"). The CNB Average Price shall be appropriately and proportionately adjusted to reflect any Share Adjustment, as contemplated by Section 1.06 hereof.

         (ii) "CNB Starting Price" shall mean the average of the daily closing prices of CNB Common as reported in THE WALL STREET JOURNAL (Midwest Edition) for the ten (10) consecutive full N.Y.S.E. trading days commencing on the day five (5) full N.Y.S.E. trading days before the first public announcement of the Merger.

         (iii) "Index Average Price" shall mean the weighted average
(weighted in accordance with the factors listed on Exhibit 7.09 hereto) of the Stock Prices for all of the companies comprising the Index Group for the twenty
(20) consecutive full N.Y.S.E. trading days ending on the Determination Date.

         (iv) "Index Group" shall mean all of those companies listed on
Exhibit 7.09 hereto, the common stock of which is publicly traded and as to which there is no pending publicly announced agreement or proposal at any time during the period of ten (10) N.Y.S.E. trading days ending on the Determination Date for such company to be acquired or to acquire another company in exchange for its stock where, in such later case, such company to be acquired would be a significant subsidiary of such acquiring company (as such term is defined in Section 3.03 hereof). In the event that any such company or companies are so removed from the Index Group, the weights attributed to the remaining companies shall be adjusted accordingly.

         (v) "Index Starting Price" shall mean the weighted average (weighted in accordance with the factors listed on Exhibit 7.09 hereto) of the Stock Prices for all of the companies comprising the Index Group for the ten (10) consecutive full N.Y.S.E. trading days commencing on the day five (5) full N.Y.S.E. trading days before the first public announcement of the Merger.

         (vi) "Stock Price" shall mean, for any company belonging to the Index Group, the average of the daily closing sale prices of a share of common stock of such company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded during the applicable period. The Stock Price, for any company belonging to the Index Group, shall be appropriately and proportionately adjusted to reflect any Share Adjustment effected by such company during the applicable period.

    (b) Pinnacle may terminate this Agreement if its Board of Directors so determines by a vote of a majority of the members of its entire Board, if both of the following conditions are satisfied:

         (i)  The CNB Average Price shall be less than the $36.00; and

         (ii) (1) the number obtained by dividing the CNB Average Price by the CNB Starting Price shall be less than (2) the number obtained by dividing the Index Average Price by the Index Starting Price and multiplying the quotient in this clause (ii)(2) by 0.82:

SUBJECT, HOWEVER, to the following two sentences. If Pinnacle elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to CNB within two (2) business days of the Determination Date. Within two (2) business days after the date of receipt of such notice, CNB shall have the option of adjusting the Conversion Ratio to equal a number equal to a quotient, the numerator of which is the product of $36.00 and the Conversion Ratio (as then in effect) and the denominator of which is the CNB Average Price. If CNB makes an election contemplated by the preceding sentence, it shall give prompt written notice to Pinnacle of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 7.09(b) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Agreement to "Conversion Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this Section 7.09(b).

                                    ARTICLE EIGHT

                                       GENERAL

    SECTION 8.01. CONFIDENTIAL INFORMATION. The parties acknowledge the confidential and proprietary nature of the "Information" (as described below in this Section 8.01) which has heretofore been exchanged and which shall be received from each other hereunder and agree to hold and keep the same confidential. Such Information shall include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information shall be used solely for the purposes contemplated by this Agreement and that such Information shall not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

    SECTION 8.02. PUBLICITY. CNB and Pinnacle shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger and shall not issue any news release or make any other public disclosure without the prior consent of the other party, unless it reasonably believes such is required by law upon the advice of counsel or is in response to published newspaper or other mass media reports regarding the transactions contemplated by this Agreement, in which such latter event the parties shall give reasonable notice, and to the extent practicable, consult with each other regarding such responsive public disclosure.

    SECTION 8.03. RETURN OF DOCUMENTS. Upon termination of this Agreement without the Merger becoming effective, each party (i) shall deliver to the other originals and all copies of all Information made available to such party,
(ii) shall not retain any copies, extracts or other reproductions in whole or in part of such Information, and (iii) shall destroy all memoranda, notes and other writings prepared by any party based on the Information.

    SECTION 8.04. NOTICES. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

    (a)  if to CNB:

              CNB Bancshares, Inc.
              20 N.W. Third Street
              Evansville, Indiana  47739-0001
              Attention:  James J. Giancola, Chief Executive Officer
              Facsimile:  812/464-3496
         with a copy to:

              Lewis, Rice & Fingersh, L.C.
              500 N. Broadway
              St. Louis, Missouri  63102
              Attention:  Thomas C. Erb, Esq.
              Facsimile:  314/444-7788

and

    (b)  if to Pinnacle:

              Pinnacle Financial Services, Inc.
              830 Pleasant Street
              St. Joseph, Michigan  49085
              Attention:  Richard L. Schanze, Chairman and Chief Executive
                          Officer
              Facsimile:  616/983-5567

              -and-

              Pinnacle Financial Services, Inc.
              56 Washington Street
              Valparaiso, Indiana  46383-9962
              Attention:  Donald A. Lesch, Vice Chairman and President
              Facsimile:  219/464-2041

         with a copy to:

              Miller, Canfield, Paddock and Stone, P.L.C.
              1400 N. Woodward Ave., Suite 100
              Bloomfield Hills, Michigan  48304
              Attention:  J. Kevin Trimmer, Esq.
              Facsimile:  248/258-3036

or to such other address as any party may from time to time designate by notice to the others.

    SECTION 8.05.  LIABILITIES AND EXPENSES.  Except as provided in the
Pinnacle Option Agreement, in the event that this Agreement is terminated pursuant to the provisions of Article Seven hereof, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise; PROVIDED, HOWEVER, that, notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Article Seven hereof on account of a willful breach of any of the representations and warranties set forth herein or any willful breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys', accountants' and advisors' fees and expenses) incident to the negotiation, preparation, execution and performance of this Agreement and related documentation; PROVIDED, HOWEVER, that nothing in this proviso shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party.

    SECTION 8.06. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Except for, and as provided in, this Section 8.06 and the Pinnacle Option Agreement, no representation, warranty or agreement contained herein shall survive the Effective Time or the earlier termination of this Agreement; PROVIDED, HOWEVER, that no such representation, warranty or covenant shall be deemed to be terminated or extinguished so as to deprive CNB or Pinnacle (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either CNB or Pinnacle, the aforesaid representations, warranties and covenants being material inducements to the consummation by CNB and Pinnacle of the transactions contemplated herein. The agreements set forth in Sections 5.04, 5.05, 5.06,
5.07 and 5.10(b) hereof shall survive the Effective Time and the agreements set forth in Sections 8.01, 8.02, 8.03, 8.05 and 8.16 hereof and this Section 8.06 shall survive the Effective Time or the earlier termination of this Agreement.

    SECTION 8.07. ENTIRE AGREEMENT. This Agreement and the Pinnacle Option Agreement constitute the entire agreement between the parties and supersede and cancel any and all prior discussions, negotiations, undertakings, agreements in principle or other agreements between the parties relating to the subject matter hereof.

    SECTION 8.08. HEADINGS AND CAPTIONS. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

    SECTION 8.09. WAIVER, AMENDMENT OR MODIFICATION. The conditions of this Agreement which may be waived may only be waived by notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may be amended or modified by the parties hereto, at any time before or after shareholder approval of the Agreement; PROVIDED, HOWEVER, that after any such approval no such amendment or modification shall alter the amount or change the form of the Merger Consideration contemplated by this Agreement to be received by shareholders of Pinnacle. This Agreement not be amended or modified except by a written document duly executed by the parties hereto.

    SECTION 8.10. RULES OF CONSTRUCTION. Unless the context otherwise requires: (i) a term has the meaning assigned to it, (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles, (iii) "or" is not exclusive,
(iv) words in the singular may include the plural and in the plural include the singular, and (v) "knowledge" of a party means the actual or constructive knowledge of any director or executive officer of such party or any of its subsidiaries.

    SECTION 8.11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. For purposes of executing this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or telecopy document shall be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this
Section 8.11.

    SECTION 8.12. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. There shall be no third party beneficiaries hereof, except for the intended third party beneficiaries of Sections 5.04, 5.05, 5.06(b) and 5.10(b) hereof.

    SECTION 8.13. SEVERABILITY. In the event that any provisions of this Agreement or any portion thereof shall be finally determined to be unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision, and any portion of a provision, that is not invalidated by such determination, shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the State whose laws are deemed to govern enforceability. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

    SECTION 8.14. GOVERNING LAW; ASSIGNMENT. This Agreement shall be governed by the laws of the State of Indiana, except to the extent that the MBCA must govern the Merger procedures, and applicable federal laws and regulations. This Agreement may not be assigned by either of the parties hereto.

    SECTION 8.15. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction and such right shall be in addition to any other remedy to which they shall be entitled at law or in equity.

    SECTION 8.16. TERMINATION FEE. Pinnacle shall pay CNB $4,700,000 in immediately available funds within two (2) days after the occurrence of a Purchase Event (as defined in Section 2(c) of the Stock Option Agreement), provided that such Purchase Event shall have occurred prior to the occurrence of an Exercise Termination Event (as defined in Section 2(a) of the Stock Option Agreement).

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                             PINNACLE FINANCIAL SERVICES, INC.


                             By  _______________________________________
                                  Richard L. Schanze
                                  Chairman and Chief Executive Officer



                             CNB BANCSHARES, INC.


                             By __________________________________________
                                  James J. Giancola
                                  Chief Executive Officer

                                                                 EXHIBIT 1.01

                                STOCK OPTION AGREEMENT

    This STOCK OPTION AGREEMENT (this "Agreement"), is made as of the 14th day of October, 1997, between CNB BANCSHARES, INC., an Indiana corporation ("Grantee"), and PINNACLE FINANCIAL SERVICES, INC., a Michigan corporation ("Issuer").

                                       RECITALS

    A. Grantee and Issuer are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Plan"), which is being executed by the parties hereto simultaneously with the execution of this Agreement.

    B. As a condition and inducement to Grantee's entering into the Plan and in consideration therefor, Issuer has agreed to grant Grantee the Option (as defined below).

    C. In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Plan, the parties hereto agree as follows:

    SECTION 1. GRANT OF OPTION. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 2,000,000 fully paid and nonassessable shares of Common Stock, no par value per share (the "Common Stock"), of Issuer at a price per share equal to $37.00 per share (the "Initial Price"); PROVIDED, HOWEVER, that in the event Issuer issues or agrees to issue (other than pursuant to options and warrants to issue Common Stock or shares of convertible stock convertible into shares of Common Stock in effect or outstanding as of the date hereof or permitted to be granted under Section 4.01(b)(i) of the Plan) any shares of Common Stock at a price less than the Initial Price (as adjusted pursuant to Section 5(b)), such price shall be equal to such lesser price (such price, as adjusted as hereinafter provided, the "Option Price"). The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

         (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and the Plan and other than pursuant to an event described in Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, represents the same proportion of the number of shares of Common Stock then issued and outstanding as such proportion before the event referred to above (without giving effect to any shares subject or issued pursuant to the Option). Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Plan.

    SECTION 2.  EXERCISE OF OPTION.

         (A)  TIMING OF EXERCISE, TERMINATION.  Grantee may exercise the
Option, in whole or part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); PROVIDED that the Option shall terminate and be of no further force and effect upon the earliest to occur


                             Ex.-1.01-1
of (i) the time immediately prior to the Effective Time, (ii) 12 months after the first occurrence of a Purchase Event, (iii) 18 months after the termination of the Plan following the occurrence of a Preliminary Purchase Event (as defined below), (iv) termination of the Plan in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Plan by Grantee pursuant to Section 7.02 thereof or by Grantee and Issuer pursuant to Section 7.01 thereof if Grantee shall at that time have been entitled to terminate the Plan pursuant to Section 7.02 thereof (provided that the breach of Issuer giving rise to such termination or such right to terminate was willful)) or (v) 18 months after the termination of the Plan by Grantee pursuant to Section 7.02 thereof or by Grantee and Issuer pursuant to Section 7.01 thereof if Grantee shall at that time have been entitled to terminate the Plan pursuant to Section 7.02 thereof (provided that the breach of Issuer giving rise to such termination or such right to terminate was willful). The events described in clauses (i) - (v) in the preceding sentence are hereinafter collectively referred to as an "Exercise Termination Event."

    (B) PRELIMINARY PURCHASE EVENT. The term "Preliminary Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

         (i) Issuer or any of its subsidiaries (each, an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any Person (the term "Person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than Grantee or any of its subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction with any Person other than Grantee or any Grantee Subsidiary. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary that is a significant subsidiary as defined in Rule 1-02 of Regulation S-X by the Securities and Exchange Commission (and the term "significant subsidiary" shall include, wherever used in this Agreement, any bank or other financial institution subsidiary of Issuer), (y) a purchase, lease or other acquisition of all or substantially all of the assets of or assumption of all or substantially all the deposits of Issuer or any Issuer Subsidiary that is a significant subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary that is a significant subsidiary, provided that the term "Acquisition Transaction" does not include any internal merger or consolidation, transfer or lease of assets or voting securities involving only Issuer and/or Issuer Subsidiaries;

         (ii) Any Person (other than Grantee or any Grantee Subsidiary, or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of business, or any other Person who as of the date hereof Beneficially Owns (the term "Beneficial Ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder) 10% or more of the outstanding shares of Common Stock) shall have acquired Beneficial Ownership or the right to acquire Beneficial Ownership, of shares of Common Stock such that, upon the consummation of such acquisition, such Person would have Beneficial Ownership, in the aggregate, of 10% or more of the then outstanding shares of Common Stock, or, with respect to any Person who as of the date hereof Beneficially Owns 10%

                                Ex.-1.01-2
    or more of the outstanding shares of Common Stock, such Person shall have acquired Beneficial Ownership or the right to acquire Beneficial Ownership, of shares of Common Stock such that, upon the consummation of such acquisition, such Person would have Beneficial Ownership, in the aggregate, of 15% or more of the then outstanding shares of Common Stock;

         (iii) Any Person other than Grantee or any Grantee Subsidiary shall have made a BONA FIDE proposal to Issuer or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation in which any Person other than Grantee or any Grantee Subsidiary shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Common Stock such that, upon consummation of such offer, such Person would own or control 10% or more of the then outstanding shares of Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer", respectively));

         (iv) After a proposal is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, or such third party states its intention to make such a proposal if the Plan terminates and/or the Option expires, Issuer shall have breached any covenant or obligation contained in the Plan and such breach would entitle Grantee to terminate the Plan (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the terms of the Plan);

         (v) The holders of Common Stock shall not have approved the Plan by the requisite vote at the meeting of such stockholders held for the purpose of voting on the Plan, or such meeting shall not have been held or shall have been canceled prior to termination of the Plan, in each case after it shall have been publicly announced that any Person (other than Grantee or any Grantee Subsidiary) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (C) filed an application (or given a notice) with, whether in draft or final form, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any other governmental authority or regulatory or administrative agency or commission (each, a "Governmental Authority"), for approval to engage in an Acquisition Transaction;

         (vi) Any Person (other than Grantee or any Grantee Subsidiary), other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board or other Governmental Authority for approval to engage in an Acquisition Transaction; or

         (vii) Issuer's Board of Directors shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the stockholders of Issuer approve the transactions contemplated by the Plan, or Issuer or any significant Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction between the Issuer or any significant Issuer Subsidiary with any person other than Grantee or a Grantee Subsidiary.


                                Ex.-1.01-3

         (C) PURCHASE EVENT. The term "Purchase Event" shall mean either of the following events or transactions occurring after the date hereof:

         (i) The acquisition by any Person (other than Grantee or any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of business (provided that the foregoing exception shall not apply to any Person for whom or which such Issuer Subsidiary is acting in such fiduciary capacity)) of Beneficial Ownership of shares of Common Stock, such that, upon the consummation of such acquisition, such Person would have Beneficial Ownership, in the aggregate, of 20% or more of the then outstanding shares of Common Stock; or

        (ii)  The occurrence of a Preliminary Purchase Event described in
    Section 2(b)(i) hereof except that the percentage referred to in clause (z) shall be 20%.

         (D) NOTICE BY ISSUER. Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event; PROVIDED, HOWEVER, that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

         (E) NOTICE OF EXERCISE. In the event that Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the "Option Notice" and the date of which being hereinafter referred to as the "Notice Date") specifying (i) the total number of shares of Common Stock it will purchase pursuant to such exercise, (ii) the aggregate purchase price as provided herein, and (iii) a period of time (that shall not be less than three business days nor more than thirty business days) running from the Notice Date (the "Closing Date") and a place at which the closing of such purchase shall take place; PROVIDED, THAT, if prior notification to or approval of the Federal Reserve Board or any other Governmental Authority is required in connection with such purchase (each, a "Notification" or an "Approval," as the case may be),
(a) Grantee shall promptly file, or cause to be filed, the required notice or application for approval ("Notice/Application"), (b) Grantee shall expeditiously process, or cause to be expeditiously processed, the Notice/Application, and
(c) for the purpose of determining the Closing Date pursuant to clause (iii) of this sentence, the period of time that otherwise would run from the Notice Date shall instead run from the later of (x) in connection with any Notification, the date on which any required notification periods have expired or been terminated, and (y) in connection with any Approval, the date on which such approval has been obtained and any requisite waiting period or periods shall have expired. For purposes of Section 2(a) hereof, any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. On or prior to the Closing Date, Grantee shall have the right to revoke its exercise of the Option in the event that the transaction constituting a Purchase Event that gives rise to such right to exercise shall not have been consummated.

         (F) PAYMENTS. At the closing referred to in Section 2(e) hereof, Grantee shall pay to Issuer the aggregate Option Price for the shares of Common Stock specified in the Option Notice in immediately available funds by wire transfer to a bank account designated by Issuer; PROVIDED, HOWEVER, that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

         (G) DELIVERY OF COMMON STOCK. At such closing, subject to any requisite Notification and/or Approval having been made or given and being in full force and effect, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock specified in the


                                Ex.-1.01-4

Option Notice and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares of Common Stock purchasable hereunder.

         (H) COMMON STOCK CERTIFICATES. Certificates for Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend substantially as follows:

    The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended, and to certain provisions of an agreement between CNB Bancshares, Inc. and Pinnacle Financial Services, Inc. ("Issuer") dated as of the 14th day of October, 1997. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

         (I) HOLDER OF RECORD. Upon the giving by Grantee to Issuer of an Option Notice and the tender of the applicable purchase price in immediately available funds on the Closing Date, subject to any requisite Notification and/or Approval having been made or given and being in full force and effect, Grantee shall be deemed to be the holder of record of the number of shares of Common Stock specified in the Option Notice, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then actually be delivered to Grantee. Issuer shall pay all expenses and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of Grantee.

    SECTION 3.  ISSUER'S COVENANTS.

         (A) AVAILABLE SHARES. Issuer agrees that it shall at all times until the termination of this Agreement have reserved for issuance upon the exercise of the Option that number of authorized and reserved shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, all of which shares shall, upon issuance pursuant hereto, be duly authorized, validly issued, fully paid, nonassessable, and delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

         (B) COMPLIANCE. Issuer agrees that it shall not, by amendment of its articles of incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer.

                                Ex.-1.01-5

         (C) CERTAIN ACTIONS, APPLICATIONS AND ARRANGEMENTS. Issuer shall promptly take all action as may from time to time be required (including (i) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder, and (ii) in the event, under the Bank Holding Company Act of 1956, as amended (the "B.H.C. Act"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any other Governmental Authority is necessary before the Option may be exercised, cooperating with Grantee in preparing such applications or notices and providing such information to each such Governmental Authority as it may require) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto, and to protect the rights of Grantee against dilution.

    SECTION 4. EXCHANGE OF OPTION. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used in this Section 4 include any agreements and related options for which this Agreement and the Option granted hereby may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer shall execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    SECTION 5. ADJUSTMENTS. The number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as follows:

         (a) In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise to become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it represents the same proportion of the number of shares of Common Stock then issued and outstanding as such proportion before the applicable event described in this Section 5(a).

         (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

                                Ex.-1.01-6

    SECTION 6. REGISTRATION RIGHTS. (a) Upon the occurrence of a Purchase Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee (whether on its own behalf or on behalf of any subsequent holder of the Option (or part thereof) or any holder of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the Securities Act covering any shares issued and issuable pursuant to the Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of the Option (the "Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer shall use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective. Grantee shall have the right to demand two such registrations at Issuer's expense. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in the process of registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the offering or inclusion of the Option Shares would interfere materially with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; PROVIDED, HOWEVER, that after any such required reduction, the number of Option Shares to be included in such offering for the account of Grantee shall constitute at least 25% of the total number of shares of Common Stock held by Grantee and Issuer covered in such registration statement; PROVIDED FURTHER, HOWEVER, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction shall thereafter occur. In addition, if Issuer proposes to register its Common Stock or any other securities on a form that would permit the registration of the Option Shares for public sale under the Securities Act (whether proposed to be offered for sale by Issuer or any other Person) it shall give prompt written notice to Grantee of its intention to do so, specifying the relevant terms of such proposal, including the proposed maximum offering price thereof. Upon the written notice of Grantee (whether on its own behalf or on behalf of any subsequent holder of the Option (or part thereof) or any holder of the shares of Common Stock issued pursuant hereto) delivered to Issuer within 20 business days after the giving of any such notice, which request shall specify the number of Option Shares desired to be disposed by Grantee, Issuer shall use its best efforts to effect, in connection with its proposed registration, the registration under the Securities Act of the Option Shares set forth in such request. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. In connection with any such registration, Issuer and Grantee shall provide each other with representations, warranties, indemnities and other agreements customarily given in connection with such registrations. If requested by Grantee in connection with such registration, Issuer and Grantee shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating themselves in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements.

         (b) In the event that Grantee requests Issuer to file a registration statement following the failure to obtain any approval required to exercise the Option as described in Section 9 hereof, the closing of the sale or other disposition of the Common Stock or other securities pursuant to such registration statement shall occur substantially simultaneously with the exercise of the Option.

         (c) Except where applicable state law prohibits such payments, Issuer shall pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses

                                Ex.-1.01-7

(including the fees and expenses of counsel), legal expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to this Section 6 (including the related offerings and sales by holders of Option Shares) and all other qualifications, notification or exemptions pursuant to this Section 6.

         (d) In connection with any registration under this Section 6, Issuer hereby indemnifies Grantee, and each officer, director and controlling person of Grantee, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Grantee, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

         Promptly upon receipt by a party indemnified under this Section 6(d) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 6(d), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this
Section 6(d). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interests of the indemnified party. No indemnifying party shall be liable for the fees and expenses of more than one separate counsel for all indemnified parties or for any settlement entered into without its consent, which consent may not be unreasonably withheld.

                                Ex.-1.01-8

         If the indemnification provided for in this Section 6(d) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of Issuer, Grantee and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; PROVIDED, HOWEVER, that in no case shall Grantee be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any Grantee to indemnify shall be several and not joint with other holders of Option Shares.

    SECTION 7. OPTION REPURCHASE. (a) Upon the occurrence of a Purchase Event that occurs prior to an Exercise Termination Event, (i) at the request (the date of such request being the "Request Date") of Grantee, delivered within 30 days of the Purchase Event (or such later period as may be provided pursuant to Section 9 hereof), Issuer shall repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised, and (ii) at the request (the date of such request being the "Request Date") of the owner of Option Shares from time to time (the "Owner"), delivered within 30 days of a Purchase Event (or such later period as may be provided pursuant to Section 9 hereof), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made after the date hereof and on or prior to the Request Date, (ii) the price per share of Common Stock paid or to be paid by any third party pursuant to an agreement with Issuer (whether by way of a merger, consolidation or otherwise), (iii) the highest closing price for shares of Common Stock within the 90-day period ending on the Request Date as reported on The Nasdaq Stock Market's National Market (as reported in THE WALL STREET JOURNAL (Midwest Edition) or, if not reported therein, in another mutually agreed upon authoritative source), or (iv) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally-recognized independent investment banking firm mutually selected by Grantee or the Owner, as the case may be, on the one hand, and Issuer, on the other hand, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally-recognized independent investment banking firm mutually selected by Grantee or Owner, as the case may be, on the one hand, and Issuer, on the other hand, whose determination shall be conclusive and binding on all parties.

         (b) Grantee or the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and/or any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Grantee or the Owner, as the case may


                                Ex.-1.01-9
be, elects to require Issuer to repurchase the Option and/or the Option Shares in accordance with the provisions of this Section 7. As immediately as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price or to the Owner the Option Share Repurchase Price or the portion thereof that Issuer is not then prohibited from so delivering under applicable law and regulation or as a consequence of administrative policy.

         (c) Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this Section 7. Nonetheless, to the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify Grantee and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to Grantee and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to Section 7(b) is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to Grantee and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full Grantee or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or in part whereupon, in the case of a revocation in part, Issuer shall promptly
(i) deliver to Grantee and/or the Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering after taking into account any such revocation, and
(ii) deliver, as appropriate, either (A) to Grantee, a new Agreement evidencing the right of Grantee to purchase that number of shares of Common Stock equal to the number of shares of Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Common Stock covered by the portion of the Option repurchased, or (B) to the Owner, a certificate for the number of Option Shares covered by the revocation.

         (d) Issuer shall not enter into any agreement with any party (other than Grantee or a Grantee Subsidiary) for an Acquisition Transaction unless the other party thereto assumes all the obligations of Issuer pursuant to this
Section 7 in the event that a Grantee or Owner elects, in its sole discretion, to require such other party to perform such obligations.

    SECTION 8.  SUBSTITUTE OPTION.

         (A) GRANT OF SUBSTITUTE OPTION. In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate or merge with any Person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any Person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or
(iii) to sell or otherwise transfer all or substantially all of its or any significant Issuer Subsidiary's assets to any Person, other than Grantee or a Grantee Subsidiary, then, and in each


                                Ex.-1.01-10
such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as defined below), or (y) any Person that controls the Acquiring Corporation (the Acquiring Corporation and any such controlling Person being hereinafter referred to as the "Substitute Option Issuer").

         (B) EXERCISE OF SUBSTITUTE OPTION. The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as is hereinafter defined) as is equal to the market/offer price (as defined in
Section 7 hereof), MULTIPLIED by the number of shares of the Common Stock for which the Option was theretofore exercisable, DIVIDED by the Average Price (as is hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the product of the Option Price MULTIPLIED by a fraction in which the numerator is the number of shares of Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

         (C) TERMS OF SUBSTITUTE OPTION. The Substitute Option shall otherwise have the same terms as the Option, PROVIDED, HOWEVER, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee.

         (D) SUBSTITUTE OPTION DEFINITIONS. The following terms have the meanings indicated:

         (i) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving Person, and (iii) the transferee of all or any substantial part of Issuer's assets (or the assets of any significant Issuer Subsidiary);

          (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option; and

         (iii) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED, HOWEVER, that if such closing price is not ascertainable due to an absence of a public market for the Substitute Common Stock, "Average Price" shall mean the higher of (i) the price per share of Substitute Common Stock paid or to be paid by any third party pursuant to an agreement with the issuer of the Substitute Common Stock and (ii) the book value per share, calculated in accordance with generally accepted accounting principles, of the Substitute Common Stock immediately prior to exercise of the Substitute Option; PROVIDED, FURTHER, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the Person merging into Issuer or by any company which controls or is controlled by such merging Person, as Grantee may elect.

         (E) CAP ON SUBSTITUTE OPTION. In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than that proportion of the outstanding Substitute


                                Ex.-1.01-11

Common Stock equal to the proportion of the outstanding Common Stock of Issuer which Grantee had the right to acquire immediately prior to the issuance of the Substitute Option. In the event that the Substitute Option would be exercisable for more than the proportion of the outstanding Substitute Common Stock referred to in the immediately preceding paragraph but for this clause (e), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm mutually selected by Grantee, on the one hand, and Issuer, on the other hand.

    SECTION 9. EXTENSION OF EXERCISE RIGHT. Notwithstanding Sections 2, 6 and 7 and 11 hereof, if Grantee has given the notice referred to in one or more of such Sections, the exercise of the rights specified in any such Section shall be extended (a) if the exercise of such rights requires obtaining regulatory approvals (including any required waiting periods) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and (b) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise; PROVIDED, HOWEVER, that in no event shall any closing date occur more than 6 months after the related Notice Date, and, if the closing date shall not have occurred within such period due to the failure to obtain any required approval by the Federal Reserve Board or any other Governmental Authority despite the best efforts of Issuer or the Substitute Option Issuer, as the case may be, to obtain such approvals, the exercise of the Option shall be deemed to have been rescinded as of the related Notice Date. In the event
(a) Grantee receives official notice that an approval of the Federal Reserve Board or any other Governmental Authority required for the purchase and sale of the Option Shares shall not be issued or granted, or (b) a closing date has not occurred within 6 months after the related Notice Date due to the failure to obtain any such required approval, Grantee shall be entitled to exercise the Option in connection with the resale of the Option Shares pursuant to a registration statement as provided in Section 6.

    SECTION 10. ISSUER'S REPRESENTATIONS AND WARRANTIES. Issuer hereby represents and warrants to Grantee as follows:

         (A) CORPORATE AUTHORITY. Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Issuer, enforceable against Issuer in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought; and

         (B) AVAILABILITY OF SHARES. Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms shall have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto,


                                Ex.-1.01-12
shall be duly authorized, validly issued, fully paid, non-assessable, and shall be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

         (C) NO VIOLATIONS. The execution, delivery and performance of this Agreement does not or shall not, and the consummation by Issuer of any of the transactions contemplated hereby shall not, constitute or result in (A) a breach or violation of, or a default under, its articles of incorporation or by-laws, or the comparable governing instruments of any of the Issuer Subsidiaries, or
(B) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of the Issuer Subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of the Issuer Subsidiaries is subject, that would, in any case give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect.

    SECTION 11. ASSIGNMENT. Neither of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement or the Option created hereunder to any other Person without the express written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Preliminary Purchase Event; PROVIDED, HOWEVER, that until the date at which the Federal Reserve Board has approved an application by Grantee under the B.H.C. Act to acquire the shares of Common Stock subject to the Option, other than to a wholly owned subsidiary of Grantee, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer,
(iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board. The term "Grantee," as used in this Agreement, shall also be deemed to refer to Grantee's permitted assigns. Any attempted assignment prohibited by this
Section 11 is void and without effect.

    SECTION 12. FILINGS AND CONSENTS. Each of Grantee and Issuer shall use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, making application if necessary, for listing of the shares of Common Stock issuable hereunder on any exchange or quotation system and applying to the Federal Reserve Board under the B.H.C. Act and to state banking authorities for approval to acquire the shares issuable hereunder.

    SECTION 13. REMEDIES. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties shall hereto be enforceable by either party hereto through injunctive or other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

    SECTION 14. SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions


                                Ex.-1.01-13
contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

    SECTION 15. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in Person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Plan.

    SECTION 16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and shall be effective at the time of execution.

    SECTION 17. EXPENSES. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    SECTION 18. ENTIRE AGREEMENT. Except as otherwise expressly provided herein or in the Plan, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    SECTION 19. DEFINITIONS. Capitalized terms used in this Agreement and not defined herein but defined in the Plan shall have the meanings assigned thereto in the Plan.

    SECTION 20. EFFECT ON PLAN. Nothing contained in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Plan.

    SECTION 21. SELECTIONS. In the event that any selection or determination is to be made by Grantee hereunder and at the time of such selection or determination there is more than one Grantee, such selection shall be made by a majority in interest of such Grantees.

    SECTION 22. FURTHER ASSURANCES. In the event of any exercise of the option by Grantee, Issuer and such Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

    SECTION 23. VOTING. Except to the extent Grantee exercises the Option, Grantee shall have no rights to vote or receive dividends or have any other rights as a shareholder with respect to shares of Common Stock covered hereby.

    SECTION 24. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.


                                Ex.-1.01-14

         IN WITNESS WHEREOF, each of the parties has caused this Stock Option Agreement to be executed on its behalf by their officers thereunto duly authorized, all as of the date first above written.

                             PINNACLE FINANCIAL SERVICES, INC.


                             By   _____________________________________
                                  Richard L. Schanze
                                  Chairman and Chief Executive Officer



                             CNB BANCSHARES, INC.


                             By   _____________________________________
                                  James J. Giancola
                                  Chief Executive Officer

                                Ex.-1.01-15

                                                               EXHIBIT 1.10(A)

                           PINNACLE'S LEGAL OPINION MATTERS

    1. The due incorporation, valid existence and good standing of Pinnacle under the laws of the State of Michigan, its power and authority to own and operate its properties and to carry on its business as now conducted, and its power and authority to enter into the Agreement, to merge with CNB in accordance with the terms of the Agreement and to consummate the transactions contemplated by the Agreement.

    2. The due incorporation or organization, valid existence and good standing of the Subsidiary Bank and its power and authority to own and operate its properties.

    3. The due and proper performance of all corporate acts and other proceedings necessary or required to be taken by Pinnacle to authorize the execution, delivery and performance of the Agreement, the due execution and delivery of the Agreement by Pinnacle, and the Agreement as a valid and binding obligation of Pinnacle, enforceable against Pinnacle in accordance with its terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

    4. The execution of the Agreement by Pinnacle, and the consummation of the Merger and the other transactions contemplated therein, does not violate or cause a default under Pinnacle's Articles of Incorporation or Bylaws, or, to the best knowledge of counsel, any statute, regulation or rule or any judgment, order or decree against or any material agreement binding upon Pinnacle or its subsidiaries.

    5. To the best knowledge of such counsel, the receipt of all required consents, approvals (including the requisite approval of the shareholders of Pinnacle), orders or authorizations of, or registrations, declarations or filings with or notices to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person or entity required to be obtained or made by Pinnacle or its subsidiaries in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated therein.

    6. To the best knowledge of counsel, the nonexistence of any material actions, suits, proceedings, orders, investigations or claims pending against Pinnacle or the Subsidiary Bank which, if adversely determined, would have a material adverse effect upon their respective properties or assets or the transactions contemplated by the Agreement.


                                Ex.-1.10(b)-1

                                                              EXHIBIT 1.10(B)

                             CNB'S LEGAL OPINION MATTERS

    1. The due incorporation, valid existence and good standing of CNB under the laws of the State of Indiana, its power and authority to own and operate its properties and to carry on its business as presently conducted and its power and authority to enter into the Agreement to merge with Pinnacle in accordance with the terms of the Agreement and to consummate the transactions contemplated thereby.

    2. The due and proper performance of all corporate acts and other proceedings required to be taken by CNB to authorize the execution, delivery and performance of the Agreement, its due execution and delivery of the Agreement, and the Agreement as a valid and binding obligation of CNB enforceable against CNB in accordance with its terms (subject to the provisions of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

    3. The due authorization and, when issued to the shareholders of Pinnacle in accordance with the terms of the Agreement, the valid issuance of the shares of CNB Common to be issued pursuant to the Merger, such shares being fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

    4. The execution and delivery of the Agreement by CNB and the consummation of the transactions contemplated therein, as neither conflicting with, in breach of or in default under, resulting in the acceleration of, creating in any party the right to accelerate, terminate, modify or cancel, or violate, any provision of CNB's Articles of Incorporation or Bylaws, or any statute, regulation, rule, judgment, order or decree binding upon CNB which would be materially adverse to the business of CNB and its subsidiaries taken as a whole.

    5. To the best knowledge of such counsel, the receipt of all required consents, approvals, orders or authorizations of, or registrations, declarations or filings with or without notices to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person or entity required to be obtained or made by or with respect to CNB in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated by the Agreement.

    6. To the knowledge of counsel, the nonexistence of any material actions, suits, proceedings, orders, investigations or claims pending against CNB or any of its significant subsidiaries which, if adversely determined, would have a material adverse effect upon their respective properties or assets or the transactions contemplated by the Agreement.

                                Ex.-1.10(b)-1

                                                                EXHIBIT 4.07

                              ___________________, 199__



CNB Bancshares, Inc.
20 N.W. Third Street
Evansville, Indiana  47739-0001

Attention:  James J. Giancola
            Chief Executive Officer

    Re: Agreement and Plan of Merger, dated as of October 14, 1997 (the "Merger Agreement"), by and between Pinnacle Financial Services, Inc. ("Pinnacle") and CNB Bancshares, Inc. ("CNB")

Gentlemen:

    I have been advised that I may be deemed to be an affiliate of Pinnacle, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145
("Rule 145") of the Rules and Regulations of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1933, as amended (the "Securities Act").

    Pursuant to the terms and conditions of the Merger Agreement, each share of common stock of Pinnacle owned by me as of the effective time of the merger contemplated by the Merger Agreement (the "Merger") may be converted into the right to receive shares of common stock of CNB and cash in lieu of any fractional share. As used in this letter, the shares of common stock of Pinnacle owned by me as of _________________________ (the date 30 days prior to the anticipated effective time of the Merger) are referred to as the "Pre-Merger Shares" and the shares of common stock of CNB which may be received by me in the Merger in exchange for my Pre-Merger Shares are referred to as the "Post-Merger Shares." This letter is delivered to CNB pursuant to Section 4.07 of the Merger Agreement.

    A.   I represent and warrant to CNB and agree that:

         1. I shall not make any sale, transfer or other disposition of the Post-Merger Shares I receive pursuant to the Merger in violation of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

         2. I understand that the issuance of the Post-Merger Shares to me pursuant to the Merger shall be registered with the Commission under the Securities Act. I also understand that because I may be deemed an "affiliate" of Pinnacle and because any distributions by me of the Post-Merger Shares shall not be registered under the Securities Act, such Post-Merger Shares must be held by me unless (i) the sale, transfer or other distribution has been registered under the Securities Act,
    (ii) the sale, transfer or other distribution of such Post-Merger Shares is made in accordance with the provisions of Rule 145, or (iii) in the opinion of counsel acceptable to CNB

                                 Ex.-4.08-1

____________________
___________________, 19___
Page 2



    some other exemption from registration under the Securities Act is available with respect to any such proposed distribution, sale, transfer or other disposition of such Post-Merger Shares.

         3. In no event shall I sell the Pre-Merger Shares or the Post-Merger Shares, as the case may be, or otherwise transfer or reduce my risk relative to the Pre-Merger Shares or Post-Merger Shares, as the case may be, during the period beginning 30 days prior to the date on which the Merger is consummated and ending on the date that CNB has published financial results covering at least 30 days of the combined operations of CNB and Pinnacle. I understand that CNB has agreed to publish said results not later than 45 days following the end of the first quarter of the year that includes 30 days or more of combined operations following the Merger, any my commitment is conditioned upon the CNB's agreement to so publish said results.

    B.   I understand and agree that:

         1. Stop transfer instructions shall be issued with respect to the Post-Merger Shares and there shall be placed on the certificates representing such Post-Merger Shares, or any certificate delivered in substitution therefor, a legend stating in substance:

         "The shares represented by this Certificate have been issued to an affiliate of a party to a transaction with CNB Bancshares, Inc. pursuant to the provisions of Rule 145 under the Securities Act of 1933. A stop transfer order with respect to this Certificate has been issued to the Transfer Agent. The shares represented hereby will be transferred on the books of CNB Bancshares, Inc. only upon delivery to the Transfer Agent of evidence, reasonably satisfactory to CNB Bancshares, Inc., that such transfer complies in all material respects with the provisions of the Securities Act of 1933 and the rules and regulations thereunder."

         2. Unless the transfer by me of Post-Merger Shares is a sale made in compliance with the provisions of Rule 145(d) or made pursuant to an effective registration statement under the Securities Act, CNB reserves the right to place the following legend on the Certificates issued to my transferee:

         "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and may not be sold or otherwise transferred unless the shares have been registered under the Securities Act of 1933, as amended, or an exemption from registration is available."


                                 Ex.-4.08-2

____________________
___________________, 19___
Page 3



    I understand and agree that the legends set forth in paragraphs 1 and 2 above shall be removed by delivery of substitute Certificates without any legend if I deliver to CNB a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance satisfactory to CNB, to the effect that no such legend is required for the purpose of the Securities Act.

    I have carefully read this letter and the Merger Agreement and understand the requirements of each and the limitations imposed upon the distribution, sale, transfer or other disposition of Pre-Merger Shares or Post-Merger Shares by me.

                                            Very truly yours,



                                     Ex.-4.08-3

                                                                EXHIBIT 7.09

                                     INDEX GROUP


            COMPANY                  INDEX WEIGHT (%)


Provident Financial Group Inc. (OH)    11.10%

FirstMerit Corp. (OH)                   9.39

First Commercial Corp. (AR)             9.06

National Commerce Bancorp. (TN)         8.19

Magna Group Inc. (MO)                   7.23

Old National Bancorp (IN)               6.55

One Valley Bancorp Inc. (WV)            5.47

UMB Financial Corp. (MO)                5.65

First Financial Bancorp. (OH)           4.38

Park National Corp. (OH)                4.37

United Bankshares Inc. (WV)             3.85

Fort Wayne National Corp. (IN)          3.48

First Midwest Bancorp Inc. (IL)         3.35

Citizens Banking Corp. (MI)             3.49

AMCORE Financial Inc. (IL)              3.24

Corus Bankshares Inc. (IL)              3.02

Mid Am Inc. (OH)                        2.88

Firstbank of Illinois Co. (IL)          2.80

1st Source Corp. (IN)                   2.51
                                       ______
                                      100.00%
                                     ==========


                              Ex.-7.09-1